 Exhibit 10.2

$25,000,000 Revolving Loan
$45,000,000 Term Loan
€14,000,000 Euro Term Loan
€7,000,000 Euro Revolving Loan

CREDIT AGREEMENT

dated as of

November 16, 2007

among

DYNAMIC MATERIALS CORPORATION,
DYNAMIC MATERIALS LUXEMBOURG 2 S. Â R.L.,

The Guarantors Party Hereto,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.
as Administrative Agent
for the Revolving Credit Lenders and the Term Lenders

J.P.MORGAN EUROPE LIMITED,
as Administrative Agent for the Euro Revolving Credit Lenders
and the Euro Term Lenders

and

JPMORGAN SECURITIES INC.,
as Sole Bookrunner and Lead Arranger

i

SCHEDULES:

Schedule 1.01 –Existing Letters of Credit

Schedule 2.01 – Commitments

Schedule 3.01 – Organization

Schedule 3.03 – No Violations

Schedule 3.05 – No Undisclosed Liabilities

Schedule 3.06 – Litigation

Schedule 3.07 – Compliance with Law

Schedule 3.08 – Material Contracts

Schedule 3.09 – Properties

Schedule 3.10 – Intellectual Property

Schedule 3.12 – Environmental Compliance

Schedule 3.15 – Insurance

Schedule 4.01(l) – Payoffs to Other Lenders

Schedule 4.01(r) – Environmental Reports

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.05 – Permitted Investments

Schedule 6.08(j) – Permitted Affiliate Agreements

Schedule 6.09 – Restrictive Agreements

Schedule 9.10 – Jurisdiction Specific Provisions

EXHIBITS:

Exhibit 1.1A	—	Form of Assignment and Assumption (Section 1.01)
Exhibit 1.1B(i)	—	Form of Joinder Agreement (Domestic) (Section 1.01)
Exhibit 1.1B(ii)	—	Form of Joinder Agreement (Foreign (Section 1.01)
Exhibit 1.1C(i)	—	Form of Security Agreement (US Borrower) (Section 1.01)
Exhibit 1.1C(ii)	—	Form of Security Agreement (Euro Borrower) (Section 1.01)
Exhibit 1.1D	—	Form of Security Agreements (European (Section 1.01)
Exhibit 1.1E	—	Mandatory Cost Calculation
Exhibit 2.06	—	Form of Euro Letter of Credit

CREDIT AGREEMENT dated as of November 16, 2007 (this “Agreement”), among Dynamic Materials Corporation, a Delaware corporation (the “US Borrower”, or sometimes referred to as the “Parent”), Dynamic Materials Luxembourg 2 S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of the Grand-Duchy of Luxembourg, with registered office at 41, boulevard Prince Henri, L-1724 Luxembourg, Grand-Duchy of Luxembourg, in the process of registration with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés Luxembourg) and a Subsidiary of the Parent (the “Euro Borrower,” and, together with the US Borrower, the “Borrowers”), the Guarantors party hereto, the Lenders party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Revolving Credit Lenders and the Term Lenders, J.P. Morgan Europe Limited, as Administrative Agent for the Euro Revolving Credit Lenders and the Euro Term Lenders and JPMorgan Securities Inc., as Sole Bookrunner and Lead Arranger (the “Arranger”).

PRELIMINARY STATEMENT:

The US Borrower has requested that the Lenders provide the Borrowers with a credit facility pursuant to which the Lenders will commit to make revolving credit loans up to $25,000,000, a term loan of $45,000,000, €14,000,000 Euro term loan and a €7,000,000 Euro revolving credit loan.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Borrowers, Guarantors, the Administrative Agent and the Lenders agree as follows:

ARTICLE I
Definitions

Section 1.01           Defined Terms  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Revolving or Term Loan or Borrowing in dollars, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the indirect acquisition by the US Borrower of the Target pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Purchase, Sale and Assignment Agreement to be dated on or about November         , 2007, among the sellers named therein, Blitz F07-dreihundert-vierzehn GmbH (in the future: DYNAenergetics Holding GmbH) (“DYNAenergetics Holding GmbH”), as purchaser, and the US Borrower, as purchaser guarantor, which agreement is in form and substance reasonably acceptable to the Administrative Agent.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Revolving Credit Lenders and the Term Lenders hereunder.

“Administrative Agents” means the Administrative Agent and the Euro Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Excess Cash Flow Amount” has the meaning set forth in Section 2.11(b).

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” means, on any day, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Leverage Ratio for the most recently ended trailing four-quarter period with respect to which the US Borrower is required to have delivered the financial statements pursuant to Section 5.01(a) or Section 5.01(b), as applicable (said calculation to be made by the Administrative Agent as soon as practicable after receipt by the Administrative Agent of all required financial statements for the applicable period):

Leverage Ratio	Eurocurrency/ Eurodollar Margin	ABR Margin
X > 2.00	2.00%	0.50%
2.00 > X > 1.50	1.75%	0.25%
1.50 > X > 1.00	1.50%	0.00%
1.00 > X	1.25%	0.0%

Each change in the Applicable Margin shall take effect on each date on which such financial statements are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, commencing with the date on which such financials statements are required to be delivered for the trailing four-quarter period ending September 30, 2007. Notwithstanding the foregoing, for the period from the Closing Date through receipt of financial statements pursuant to Section 5.01(b) for the fiscal quarter ended March 31, 2008, the Eurocurrency/Eurodollar Margin will be 1.75 and the ABR Margin will be 0.25. In the event that any financial statement delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, is shown to be inaccurate when delivered (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the US Borrower shall immediately (i) deliver to the Administrative Agent corrected financial statements for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected financial statements, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.18. This provision is in addition to rights of the Administrative Agents and Lenders with respect to Section 2.13(f) and their other respective rights under this Agreement.

“Applicable Percentage” means, with respect to any Revolving Credit Lender, the percentage of the total Revolving Loan Commitments represented by such Revolving Credit Lender’s Revolving Loan Commitment. If the Revolving Loan Commitments have terminated or expired pursuant to this Agreement, the Applicable Percentages shall be determined based upon the Revolving Loan Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement.

“Approved Fund” has the meaning assigned to such term in Section 10.04(b).

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any Law, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

 “Asset Sale” means a Disposition by any Borrower or any of its respective Subsidiaries to any Person of (a) substantially all of the assets, or any material division or line of business, of such Borrower or any such Subsidiary, or (b) any other assets of such Borrower or any such Subsidiary, including, without limitation, any accounts receivable, but excluding in each case of clause (a) and (b) above the Dispositions permitted in Section 6.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by

Section 10.04), and accepted by the Administrative Agents, as applicable, in the form of Exhibit 1.1A or any other form approved by the Administrative Agent and the US Borrower.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Termination Date and the date of termination of the Revolving Loan Commitments.

“Base CD Rate” means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

 “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” has the meaning given in the preamble.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (c) Euro Revolving Loans of the same Type, made, converted or continued on the same date and as to which a single Interest Period is in effect (d) Euro Term Loans, (e) a Swingline Loan or (f) a Euro Swingline Loan.

“Borrowing Request” means a request by the US Borrower or the Euro Borrower, as applicable, for a Borrowing in accordance with Section 2.03.

“Business Acquisition” means (a) an Investment by any Borrower or any other Person pursuant to which such Person shall become a Subsidiary of such Borrower or shall be merged into or consolidated with such Borrower or any of its Subsidiaries or (b) an acquisition by any Borrower or any of its respective Subsidiaries of the property and assets of any Person that constitute substantially all of the assets of such Person or any division or other business unit of such Person.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York, London, England, Luxembourg and Denver, Colorado are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market (and, with respect to any Borrowing, if the Loans which are the subject of such Borrowing are denominated in Euros, shall exclude any day that is not a TARGET Day).

“Capital Expenditures” means, for any period and a specified Person, expenditures in respect of fixed or capital assets, including the capital portion of the lease payments made in respect of Capital Lease Obligations, in each case which are required to be capitalized on a balance sheet of such Person prepared in accordance with GAAP, but excluding expenditures for the repair or replacement of any fixed or capital assets which were destroyed or damaged, in whole or in part, to the extent financed by the proceeds of any insurance policy or expenditures for any fixed or capital assets to the extent financed by the proceeds from the issuance of any Equity Interests in the US Borrower or, proportionately, to the extent financed by the proceeds of any issuance of Equity Interests in any Subsidiary of the US Borrower that is not a Wholly Owned Subsidiary to any Person that is not the US Borrower or any of its Subsidiaries.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” means, with respect to any property of any Borrower or any of its respective Subsidiaries, loss of title with respect to such property or any loss of or damage to or destruction of, or any condemnation or other taking of, such property, in each case for which such Borrower or such Subsidiary receives insurance proceeds or proceeds of a condemnation award or other compensation, in each case to the extent that such proceeds or other compensation exceeds $1,000,000.

“Change in Control” means (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) shall become the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) of issued and outstanding Equity Interests of the Parent representing more than 35% of the aggregate voting power in elections for directors of the Parent on a fully diluted basis; or (b) a majority of the members of the board of directors of the Parent shall cease to be either (i) Persons who were members of the board of directors on the Closing Date or (ii) Persons who became members of such board of directors after the Closing Date and whose election or nomination was approved by a vote or consent of the majority of the members of the board of directors that are either described in clause (i) above or who were elected under this clause (ii).

“Change in Law” means (a) the adoption of any Law after the date of this Agreement, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Swingline Loans, Euro Revolving Loans or Euro Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Loan Commitment, a Term Loan Commitment, a Euro Revolving Loan Commitment or a Euro Term Commitment.

“Closing Date” means the date of the initial Loan hereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the property described in the Security Agreements serving as security for the Loans.

 “Commitment” means any Term Loan Commitment, Revolving Loan Commitment, Euro Revolving Loan Commitment or Euro Term Loan Commitment, as the context may require, and “Commitments” means any or all of the foregoing, as the context may require.

“Commitment Fee Rate” means, on any day, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Leverage Ratio for the most recently ended trailing four-quarter period with respect to which the US Borrower is required to have delivered the financial statements pursuant to Section 5.01(a) or Section 5.01(b), as applicable (said calculation to be made by the Administrative Agent as soon as practicable after receipt by the Administrative Agent of all required financial statements for the applicable period):

Leverage Ratio	Commitment Fee Rate
X>2.00	0.375%
2.00≥X>1.50	0.350%
1.50≥X>1.00	0.300%
1.00≥X	0.250%

Each change in the Commitment Fee Rate shall take effect on each date on which such financial statements are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, commencing with the date on which such financials statements are required to be delivered for the four-quarter period ending September 30, 2007. Notwithstanding the foregoing, for the period from the Closing Date through receipt of financial statements pursuant to Section 5.01(a) for the fiscal quarter ended March 31, 2008, the Commitment Fee Rate will be 0.35%. In the event any financial statement delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, is shown to be inaccurate when delivered (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Commitment Fee Percentage for any period (as “Applicable Commitment Fee Period”) than the Commitment Fee Percentage applied for such Applicable Commitment Fee Period, and only in such case, then the US Borrower shall immediately (i) deliver to the Administrative Agent corrected financial statements for such Applicable Commitment Fee Period, (ii) determine the Commitment Fee Percentage for such Applicable Commitment Fee Period based on the corrected financial statements, and (iii) immediately pay to the Administrative Agent the additional accrued commitment fees owing as a result of such increased Commitment Fee Rate for such Applicable Commitment Fee Period, which payment shall be promptly applied in accordance with Section 2.11. This provision is in addition to the rights of the Administrative Agents and Lenders with respect to Section 2.12(f) and their other respective rights under this Agreement.

“Consolidated EBITDA” means, for any Person, for any period, Net Income of such Person and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, plus, to the extent deducted in the determination of such Net Income and without duplication, (a) provisions for income taxes, (b) Interest Expense, (c) depreciation and amortization expense, (d) extraordinary, non-recurring charges and (e) other non-cash charges; and minus, to the extent included in the determination of such Net Income and without duplication, (i) interest income, (ii) extraordinary, non-recurring income, revenue or gains and (iii) other non-cash income. Notwithstanding anything herein to the contrary, for purposes of determining Consolidated EBITDA of the Parent and its Subsidiaries for all periods until and including the quarter ending September 30, 2008, (i) such Consolidated EBITDA shall be determined on a combined basis by combining, without duplication, (A) the Consolidated EBITDA of the Parent and its Subsidiaries (other than DYNAenergetics Beteiligungs GmbH, the Target and their respective Subsidiaries) determined on a consolidated basis in accordance with GAAP with (B) the Consolidated EBITDA of each of DYNAenergetics Beteiligungs GmbH, the Target and their respective Subsidiaries determined on an unconsolidated basis in accordance with the generally accepted accounting principles in its respective jurisdiction of incorporation or German GAAP, as applicable, that has been applied to the preparation of its respective financial statements for each of the relevant periods that is a part of the period of calculation and that is prior to the quarter ending March 31, 2008.

“Consolidated Funded Indebtedness” of any Person, means, without duplication, Indebtedness of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, evidenced by a note, bond, debenture or similar instrument with regularly scheduled interest payments and a maturity date.

“Consolidated Pro Forma EBITDA” means, for any Person, for any period, without duplication, Consolidated EBITDA of such Person, (i) plus the Consolidated EBITDA for such period of any Subsidiary of Person acquired during such period, as if acquired on the first day of such period and (ii) minus the Consolidated EBITDA for such period of any Subsidiary of such Person disposed of during such period, as if disposed of on the first day of such period, determined in a manner reasonably satisfactory to Administrative Agent.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a rate per annum equal to (a) with respect to Eurodollar Loans, the rate otherwise applicable to Eurodollar Loans plus 2%, (b) with respect to Eurocurrency Loans, the rate otherwise applicable to Eurocurrency Loans plus 2%, (c) with respect to Euro Swingline Loans, the rate otherwise applicable to Euro Swingline Loans plus 2% and (d) with respect to all other amounts, the rate otherwise applicable to ABR Loans plus 2%.

“Disposition” means sale, lease, conveyance or other disposition.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the US Borrower (other than a Subsidiary of any Foreign Subsidiary) that is organized under the Laws of the United States of America, any State thereof or the District of Columbia.

“Earnings Available for Fixed Charges” means, for any period of determination, an amount equal to (a) Consolidated EBITDA plus (b) lease expenses minus (c) cash income taxes minus (d) Non-Financed Capital Expenditures in each case for the Parent and its Subsidiaries, determined on a consolidated basis as reported in the annual audited and the quarterly unaudited financial statements of the Parent provided in accordance with Section 5.01.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Environmental Laws” means all Laws, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of either of the Borrowers directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the US Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the US Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the US Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the US Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the US Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the US Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EURIBOR” means, in relation to any Loan in Euro for any Interest Period, an interest rate per annum equal to the applicable Screen Rate as of 11:00 am Brussels, Belgium time on the second TARGET Days (excluding any TARGET Day that is not a London Business Day) prior to the beginning of such Interest Period for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Loan.

“Euro”, “Euros” and “€” mean the single currency of the Participating Member States.

“Euro Administrative Agent” means J.P. Morgan Europe Limited in London, England, an Affiliate of the Administrative Agent, acting at the request of the Administrative Agent, in its capacity as administrative agent for the Euro Term Lenders and the Euro Revolving Credit Lenders hereunder.

“Euro Applicable Percentage” means, with respect to any Euro Revolving Credit Lender, the percentage of the total Euro Revolving Loan Commitments represented by such Euro Revolving Credit Lender’s Euro Revolving Loan Commitment. If the Euro Revolving Loan Commitments have terminated or expired pursuant to this Agreement, the Euro Applicable Percentages shall be determined based upon the Euro Revolving Loan Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement.

“Euro Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Termination Date and the date of termination of the Euro Revolving Loan Commitments.

“Euro Borrower” has the meaning given in the preamble.

“Euro Guarantors” means each of the Euro Borrower’s existing and subsequently acquired or organized Wholly Owned Subsidiaries and each of the US Borrower’s existing and subsequently acquired or organized Foreign Subsidiaries that are Wholly Owned Subsidiaries (other than the Euro Borrower), which Subsidiaries guarantee the Obligations of the Euro Borrower under the Loan Documents.

“Euro Indemnitee” has the meaning set forth in Section 10.03(b).

“Euro Issuing Lender” means J.P. Morgan Europe Limited, in its capacity as the issuer of Euro Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Euro Issuing Lender may, in its discretion, arrange for one or more Euro Letters of Credit to be issued by Affiliates of the Euro Issuing Lender, in which case the term

“Euro Issuing Lender” shall include any Affiliate with respect to Euro Letters of Credit issued by such Affiliate.

“Euro LC Disbursement” means a payment made by the Euro Issuing Lender pursuant to a Euro Letter of Credit.

“Euro LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Euro Letters of Credit at such time plus (b) the aggregate amount of all Euro LC Disbursements that have not yet been reimbursed by the Euro Borrower or converted into a Euro Revolving Loan or Euro Swingline Loan pursuant to Section 2.06(e) at such time. The Euro LC Exposure of any Lender at any time shall be its Euro Applicable Percentage of the total Euro LC Exposure at such time.

“Euro Letter of Credit” means any Letter of Credit issued pursuant to Section 2.06 of this Agreement.

 “Euro Revolving Credit Lender” means a Lender with a Euro Revolving Loan Commitment or, if the Euro Revolving Loan Commitments have terminated or expired, a Lender with Euro Revolving Credit Exposure.

“Euro Revolving Loan Commitment” means, with respect to each Euro Revolving Credit Lender, the commitment of such lender to make Euro Revolving Loans and to acquire participations in Euro Letters of Credit and Euro Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Euro Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.19 or Section 10.04. The initial amount of each such Lender’s Euro Revolving Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such lender shall have assumed its Euro Revolving Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Euro Revolving Loan Commitment is €7,000,000.

“Euro Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Euro Revolving Loans and its Euro LC Exposure and its Euro Swingline Exposure at such time.

“Euro Revolving Loan” means a Loan made in Euros pursuant to Section 2.01(d).

“Euro Swingline Exposure” means, at any time, the aggregate principal amount of all Euro Swingline Loans outstanding at such time. The Euro Swingline Exposure of any Lender at any time shall be its Euro Applicable Percentage of the total Euro Swingline Exposure at such time.

“Euro Swingline Lender” means J.P. Morgan Europe Limited, in its capacity as lender of Euro Swingline Loans hereunder.

“Euro Swingline Loan” means a Loan made pursuant to Section 2.04(b).

“Euro Swingline Rate” means, in relation to a Euro Swingline Loan, the percentage rate per annum which is the aggregate of:

(a)           the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Euro Administrative Agent at its request quoted by the Reference Bank to leading banks in the European interbank market as of 11.00 a.m., London time on the date of Borrowing for that Euro Swingline Loan for the offering of deposits in Euro for a period comparable to the Interest Period for the relevant Euro Swingline Loan and for settlement on that day; and

(b)           1.75 per cent per annum; and

(c)           Mandatory Cost (if any).

“Euro Term Lender” means a Lender with a Euro Term Loan Commitment or an outstanding Euro Term Loan.

“Euro Term Loans” means the loans made by the Euro Term Lenders to the Euro Borrower pursuant to this Agreement.

“Euro Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make a Euro Term Loan hereunder in the amount set forth on Schedule 2.01, as such Commitment may be reduced or increased pursuant to Section 2.19 or Section 10.04. The initial aggregate amount of the Lenders’ Euro Term Loan Commitment is €14,000,000.

“Euro Term Loan Maturity Date” means the fifth anniversary of the Closing Date.

“Eurocurrency Borrowing” means a Borrowing comprised of one or more Eurocurrency Loans.

“Eurocurrency Lender” means a Euro Term Lender, or a Euro Revolving Credit Lender , a Euro Swingline Lender or a Euro Issuing Lender.

“Eurocurrency Loan” means a Euro Term Loan or a Euro Revolving Loan.

“Eurocurrency Rate” means EURIBOR.

“Eurodollar”, when used in reference to any Loan or Borrowing in dollars, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, the remainder of the following, all calculated for such period, in respect of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP and without duplication: (a)  Consolidated EBITDA, minus (b) (i) cash Interest Expense, (ii) scheduled principal payments of Indebtedness, (iii) voluntary prepayments of Indebtedness to the extent not re-borrowed (excluding voluntary prepayments of Revolving Loans or Swingline Loans whether or not re-borrowed and excluding repayments of Indebtedness to the extent repaid with proceeds of other Indebtedness), (iv) income taxes, (v) cash payments of acquisitions which are not financed with proceeds of new equity or which are financed with Indebtedness pursuant to Section 6.01(c) and, in each case, which are not deducted in the calculation of Net Income or Consolidated EBITDA, and (vi) Non-Financed Capital Expenditures for such period.

“Excluded Taxes” means, with respect to the Administrative Agents, any Lender, the Issuing Lender, the Euro Issuing Lender, or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income, franchise or other similar taxes imposed on (or measured by) its net income by the United States of America, or by any other Governmental Authority by reason of a present or former connection between such Borrower and the jurisdiction of the Governmental Authority imposing the tax, or any political subdivision thereof (other than any such connection arising solely from such Administrative Agents, Lender, Issuing Lender, Euro Issuing Lender, or other recipient having executed, delivered, performed its obligations or received a payment under, or enforced this Agreement), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Borrower is located, and (c) in the case of any such Lender (other than an assignee pursuant to a request by such Borrower under Section 2.19(b)), any deduction or withholding in respect of Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.17(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such deduction or withholding in respect of Tax pursuant to Section 2.17(a).

“Existing Letters of Credit” means those letters of credit described on Schedule 1.01 attached hereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated September 7, 2007, among the US Borrower, the Administrative Agents and the sole book runner and lead arranger.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the US Borrower.

“Fitch” means Fitch Ratings, Ltd.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Earnings Available for Fixed Charges to (b) Fixed Charges.

“Fixed Charges” means, for any period of determination, without duplication, the sum of (a) cash Interest Expense and (b) lease expense, (c) scheduled principal payments (excluding any payments made pursuant to Section 2.10) hereunder, and (d) cash dividends in each case, for the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Foreign Lender” means any Lender that is not a “US person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means a Subsidiary of the US Borrower that is not a “US person” within the meaning of Section 7701(a)(30) of the Code.

“GAAP” means generally accepted accounting principles in the United States of America.

“German GAAP” means generally accepted accounting principles in the Federal Republic of Germany.

“Governmental Approval” means (i) any authorization, consent, approval, license, waiver, or exemption, by or with; (ii) any notice to; (iii) any declaration of or with; or (iv) any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any guarantee of any guarantor shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the US Borrower in good faith.

“Guarantees” means the guarantees issued pursuant to this Agreement as contained in Article IX.

“Guarantors” means the US Borrower, US Guarantors and the Euro Guarantors.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” means a Euro Indemnitee or a US Indemnitee.

“Information Memorandum” means the Confidential Information Memorandum dated September 2007 relating to the Borrowers and the Transactions.

“Interest Election Request” means a request by the US Borrower to convert or continue a Revolving Loan or a Term Loan or a request by the Euro Borrower to continue a Eurocurrency Borrowing, in each case in accordance with Section 2.08.

“Interest Expense” means, for any Person, for any period, determined on a consolidated basis in accordance with GAAP, the sum of all interest on Indebtedness paid or payable (including the portion of rents payable under Capital Lease Obligations allocable to interest) in or for such period, plus all original issue discount and other interest expense associated with Indebtedness accreted or amortized or required to be accreted or amortized in or for such period.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Revolving Credit Termination Date or the Term Loan Maturity, as applicable; (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period; (c) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and until Euro Term Loan Maturity Date; (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid, and (e) with respect to any Euro Swingline Loan, the last day of the Interest Period applicable thereto or on the last Business Day of each calendar month.

“Interest Period” means with respect to any Eurodollar Borrowing and any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a London Business Day (in the case of any Eurodollar Borrowing) or a TARGET Day that is not also a London Business Day (in the case of any Eurocurrency Borrowing), such Interest Period shall be extended to the next succeeding London Business Day or TARGET Day that is a London Business Day, as applicable, unless such next succeeding London Business Day or TARGET Day that is a London Business Day, as applicable, would fall in the next calendar month, in which case such Interest Period shall end on the next preceding London Business Day or TARGET Day that is not also a London Business Day, as applicable, and (ii) any Interest Period pertaining to a Eurodollar Borrowing or a Eurocurrency Borrowing that commences on the last London Business Day (in the case of any Eurodollar Borrowing) or TARGET Day that is a London Business Day (in the case of any Eurocurrency Borrowing) of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last London Business Day or TARGET Day that is a London Business Day, as applicable, of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means any investment in any Person, whether by means of a purchase of Equity Interests or debt securities, capital contribution, loan, guarantee, time deposit or otherwise (but not including any demand deposit).

“Issuing Lender” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i),

and, solely with respect to the Existing Letters of Credit, Wells Fargo Bank, N.A. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” means those agreements in the form of Exhibit 1.1B(i) and Exhibit 1.1B(ii).

“Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations, Government Approvals and Orders of all Governmental Authorities, whether now or hereafter in effect.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the US Borrower or converted into a Revolving Loan or Swingline Loan pursuant to Section 2.05(e) at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Euro Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.05 of this Agreement.

“Leverage Ratio” means, for any trailing four quarter period, the ratio of Consolidated Funded Indebtedness of the Parent on the last day of such period to Consolidated Pro Forma EBITDA of the Parent for such trailing four-quarter period.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate System Incorporated Service, the Dow Jones Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London, England time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London, England office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m.,

London, England time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Letters of Credit (and any applications therefor and reimbursement agreements relating thereto), the Security Documents, the Fee Letter and each Swap Agreement with any Lender or Affiliate thereof entered into pursuant to Section 6.07.

“Loans” means the loans made by the Lenders to the US Borrower or the Euro Borrower, as applicable, pursuant to this Agreement.

“London Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banks in London, England are authorized or required by Law to remain closed.

“Mandatory Cost” means the percentage rate per annum calculated by the Euro Administrative Agent in accordance with Exhibit 1.1E.

“Market Rate of Exchange” has the meaning set forth in Section 2.11(d).

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, property, or condition (financial or otherwise) of the either of the Borrowers and their respective Subsidiaries, taken as a whole, (ii) the ability of the Borrowers or Guarantors to perform their Obligations under the Loan Documents, (iii) the validity or enforceability of any of the Loan Documents or (iv) the rights and remedies of the Administrative Agents and the Lenders under the Loan Documents.

“Material Contract” means any contract or agreement, written or oral, to which either of the Borrowers or any of their Subsidiaries is a party to the extent a default under such contract could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Euro Letters of Credit) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrowers and their respective Subsidiaries in an aggregate principal amount exceeding $2,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of either of the Borrowers or any of their respective Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

 “Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means mortgages on real property, including the leasehold in Pennsylvania.

“Mortgaged Property” means the real property located in Pennsylvania and Connecticut covered by the Mortgages.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a)           with respect to any Asset Sale, the cash proceeds received by any Borrower or any of its respective Subsidiaries (including cash proceeds subsequently received in respect of non-cash consideration initially received) in respect thereof, net of (i) payments, fees, premiums, underwriting discounts, commissions, costs and expenses paid or incurred in connection with such Asset Sale, (ii) amounts provided as a reserve against any liabilities under any indemnification obligations associated with such Asset Sale (provided that amounts released from such reserves shall constitute Net Cash Proceeds), (iii) all Taxes paid or payable in connection with such Asset Sale and (iv) the amount of all payments required to be made as a result of such Asset Sale to repay any Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such Asset Sale; and

(b)           with respect to any Casualty Event, the cash insurance proceeds, cash condemnation awards and other cash compensation received by any Borrower or any of its respective Subsidiaries in respect thereof, net of (i) payments, fees, premiums, costs and expenses paid or incurred in connection with such Casualty Event, including costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event, (ii) all Taxes paid or payable in connection with such Casualty Event and (iii) the amount of all payments required to be made as a result of such Casualty Event to repay any Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such Casualty Event;

provided that, in the case of any Casualty Event, Net Cash Proceeds shall exclude all proceeds in respect of business interruption insurance, and in each case of any Asset Sale or any Casualty Event by a Subsidiary of the Parent that is not a Wholly Owned Subsidiary of the Parent, only the Parent’s and its Wholly Owned Subsidiaries’ pro rata portion of such Net Cash Proceeds shall constitute Net Cash Proceeds.

“Net Income” means, for any Person, for any period, the net income or loss of the for such period determined on a consolidated basis in accordance with GAAP.

“New York Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to remain closed.

“Non-Financed Capital Expenditures” means Capital Expenditures other than those financed by Indebtedness permitted under Section 6.01(c).

“Obligations” means all of the duties, obligations and liabilities of any kind of the Borrowers and each Guarantor hereunder or under any of the Loan Documents.

“Obligors” means the Borrowers and each Guarantor.

“Order” means an order, writ, judgment, award, injunction, decree, ruling or decision of any Governmental Authority or arbitrator.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” has the meaning given in the preamble.

“Participant” has the meaning set forth in Section 10.04.

“Participating Member State” means a member state of the European Community that adopts or has adopted the Euro as its lawful currency under the legislation of the European Union for European Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, suppliers’, processors’ and other like Liens imposed by Law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           utility deposits and deposits to secure the performance of bids, tenders,  contracts, leases, statutory obligations, surety and appeal bonds (or deposits made to otherwise secure an appeal, stay or discharge in the course of any legal proceeding), performance or completion bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f)            easements, zoning restrictions, rights-of-way, reservations, subdivisions and similar encumbrances or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of owned or leased real property and minor defects and irregularities in title on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of either Borrower or any of its respective Subsidiaries;

(g)           Liens arising from filing UCC financing statements regarding leases permitted by this Agreement; and

(h)           Liens of licensors on licenses or sublicenses of Intellectual Property;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           Euro-denominated securities issued or unconditionally guaranteed or insured by any Participating Member State or Switzerland (or by any agency or instrumentality thereof to the extent such securities are backed by the full faith and credit of such Participating Member State), in each case maturing within one year from the date of acquisition thereof;

(c)           investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a rating of at least F1 by Fitch, P-1 by Moody’s or A-1 by S&P;

(d)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or (ii) any financial institution in a Participating Member State or Switzerland, which financial institution has short term unsecured, unsubordinated and unguaranteed debt instruments in issue having a rating of at least F1 by Fitch, P-1 by Moody’s or A-1 by S&P; provided that with respect to any Foreign Subsidiary whose country of organization or country where it conducts its business operations is not a Participating Member State or Switzerland, Permitted Investments shall also mean those investments that are comparable to the investments set forth in this clause (d) in such Foreign Subsidiary’s country of organization or country where it conducts business operations;

(e)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (d)(ii) above; and

(f)            money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated at least AAA by S&P, Aaa by Moody’s or AAA by Fitch or (iii) are rated as described in clause (ii) and invest solely in the assets described in clauses (a) through (e) above.

“Permitted Liens” means Liens that any of the Borrowers and their respective Subsidiaries are permitted to create, incur, assume or permit to exist pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

 “Reference Bank” means the principal London office of J. P. Morgan Europe Limited or such other banks as may be appointed by the Euro Administrative Agent in consultation with the US Borrower.

“Register” has the meaning set forth in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, Euro Revolving Credit Exposures, Euro Term Loans, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, Euro Revolving Credit Exposures, Euro Term Loans, Term Loans and unused Commitments at such time.

“Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. §9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to:  (i) clean up, remove, treat, abate, or in any other way address any Hazardous Material in the environment; (ii) prevent the release or threatened release of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Borrower or any of its respective Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests, or any option, warrant or other right to acquire any such Equity Interests.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Credit Lender” means a Lender with a Revolving Loan Commitment or, if the Revolving Loan Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Credit Termination Date” means the fifth anniversary of the Closing Date.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Revolving Loan Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.19 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.18 or Section 10.04. The initial amount of each such Lender’s Revolving Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Loan Commitments is $25,000,000.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc.

“Screen Rate” means, with respect to the EURIBOR, the percentage rate per annum determined by the Euro Administrative Agent to be the current rate of the Banking Federation of the European Union for the Reuters (Telerate) Screen - Page 248. In the event that such rate does not appear thereon (or otherwise on such service), the “Screen Rate” for purposes of this definition shall be determined by:  (i) reference to such other comparable publicly available service for displaying EURIBOR rates as may be reasonably selected by the Euro Administrative Agent or (ii) at its option, the rate at which Euros approximately equal in principal amount to such Borrowing and for a maturity equal to the applicable Interest Period are offered in immediately available funds to the principal office of the Euro Administrative Agent in London, England by leading banks in the European Market for Euros at approximately 11:00 a.m., London, England time, two (2) TARGET Days prior to the commencement of such Interest Period.

“Secured Parties” means, (a) in respect of the Obligations of the US Borrower or the US Guarantors, the Administrative Agent, each Lender (other than any Eurocurrency Lender) and each Affiliate of any such Lender who is owed any portion of the Obligations of the US Borrower or the US Guarantors or (b) in respect of the Obligations of the Euro Borrower and the Euro Guarantors, the Euro Administrative Agent, each Eurocurrency Lender and each Affiliate of any such Eurocurrency Lender who is owed any portion of the Obligations of the Euro Borrower or the Euro Guarantors.

“Security Agreements” means (a) that certain Security and Pledge Agreement substantially in the form of Exhibit 1.1C, executed by the US Borrower and all of the Domestic Subsidiaries, if any, of the US Borrower that are Wholly Owned Subsidiaries of the US Borrower and a party thereto and to be joined by such other Domestic Subsidiaries of the US Borrower as provided in Section 5.09(a)(ii) for the benefit of the Secured Parties in respect of the Obligations of the US Borrower or the US Guarantors pursuant to which each such party pledges substantially all of the personal property of such Obligor in accordance with the terms of such Security and Pledge Agreement and (b) those certain Security and Pledge Agreement and Share Pledge Agreements substantially in the forms of Exhibit 1.1D, executed by the Euro Borrower and certain of its Subsidiaries, which are party thereto and to be joined by such Foreign and Domestic Subsidiaries of the US Borrower as provided in Section 5.09(a)(i), Section 5.09(b) and Section 5.09(c), for the benefit of Secured Parties in respect of the Obligations of the Euro Borrower and the Euro Guarantors pursuant to which each such party pledges its right, title and interest in 100% of the Equity Interests in its Foreign Subsidiaries that are Wholly Owned Subsidiaries of the Euro Borrower and all of the shareholder loans owed to such party by such Foreign Subsidiaries.

“Security Documents” means the Security Agreements, the Mortgages, each Joinder Agreement, and each other security document or pledge agreement delivered in accordance with applicable local or foreign Law to grant a valid, perfected security interest in any property, and all UCC or other financing statements or instruments of perfection required by this Agreement, any security agreement or mortgage to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any mortgage and any other document or instrument utilized to pledge as collateral for any of the Obligations any property of whatever kind or nature.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory

Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. When used with respect to the any Borrower, “Subsidiary” shall include Subsidiaries acquired or formed after giving effect to the Acquisition.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions that is entered into in the ordinary course of business for risk management purposes and not for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any of its respective Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04(a).

“Swingline Rate” means a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

“Target” means DYNAenergetics GmbH & Co. KG.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euros.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, or similar charges or withholdings imposed by any Governmental Authority.

“Term Lender” means a Lender with Term Loan Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to Section 2.01(b).

“Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Lender to make a Term Loan hereunder in the amount set forth on Schedule 2.01, as such Commitment may be reduced or increased pursuant to Section 2.18 or Section 10.04. The initial amount of each such Lender’s Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Loan Commitments is $45,000,000.

“Term Loan Maturity Date” means the fifth anniversary of the Closing Date.

“Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

 “Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

 “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, or the Eurocurrency Rate.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other State the Laws of which are required to be applied in connection with the issue or perfection of security interests.

“US Guarantors” means each of the US Borrower’s existing and subsequently acquired or organized Wholly Owned Subsidiaries that are Domestic Subsidiaries (other than any Domestic Subsidiary of any Foreign Subsidiary), which US Guarantors guarantee certain Obligations under the Loan Documents pursuant to either Section 9.01(a)(i) or Section 9.01(a)(ii).

“US Indemnitee” has the meaning set forth in Section 10.03(b).

“Wholly Owned Subsidiary” means, with respect to any parent at any date, a Subsidiary of which Equity Interests representing 100% of the equity or general partnership interests, as applicable (other than director or nominal shares), are, as of such date, owned, Controlled or held by such parent or one or more Wholly Owned Subsidiaries of such parent or by such parent and one or more Wholly Owned Subsidiaries of such parent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02           Classification of Loans and Borrowings  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03           Terms Generally  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, replaced or otherwise modified (subject to any restrictions on such amendments, supplements, replacements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference herein or in any other Loan Document to a Loan Document shall include all appendices, exhibits and schedules thereto and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04           Accounting Terms; GAAP  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the US Borrower notifies the Administrative Agent that the US Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the US Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

Section 2.01           Commitments  Subject to the terms and conditions set forth herein:

(a)           Each Revolving Credit Lender agrees to make loans to the US Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the US Borrower may borrow, prepay and reborrow Revolving Loans. Notwithstanding the foregoing, no more than $7,000,000 may be drawn under the Revolving Loan Commitments on the Closing Date, and no more than $12,500,000 may be outstanding under the Revolving Loan Commitments at any time prior to compliance with the covenant contained in Section 5.15.

(b)           Each Term Lender agrees to make a single loan to the US Borrower on the Closing Date in the principal amount of such Lender’s Term Loan Commitment. The Term Loan Commitments are not revolving in nature, and amounts prepaid or repaid with respect to Term Loans may not be reborrowed.

(c)           Each Euro Term Lender agrees to make a single loan to the Euro Borrower on the Closing Date in the principal amount of such Lender’s Euro Term Loan Commitment. The Euro Term Loan Commitments are not revolving in nature, and amounts prepaid or repaid with respect to Euro Term Loans may not be reborrowed.

(d)           Each Euro Revolving Credit Lender agrees to make Loans to the Euro Borrower from time to time during the Availability Period in an aggregate amount that will not result in such Lender’s Euro Revolving Credit Exposure exceeding such Lender’s Euro Revolving Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Euro Borrower may borrow, prepay and reborrow Euro Revolving Loans. Notwithstanding the foregoing, not more than €1,000,000 may be drawn under the Euro Revolving Loan Commitments on the Closing Date, and no more than €3,500,000 may be outstanding under the Euro Revolving Loan Commitments at any time prior to compliance with the covenant contained in Section 5.15.

Section 2.02           Loans and Borrowings  (a) Each Loan of any Class (other than a Swingline Loan or a Euro Swingline Loan) shall be made as part of a Borrowing consisting of Loans of such Class made by the appropriate Lenders ratably in accordance with their respective Commitments of such Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.13, each Borrowing under the Revolving Loan Commitment and the Term Loan Commitment shall be comprised entirely of ABR Loans or Eurodollar Loans as the US Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect such Lender’s Commitment or the obligation of the US Borrower to repay such Loan in accordance with the terms of this Agreement. Each Borrowing under the Euro Term Loan Commitment and the Euro Revolving Loan Commitment shall be comprised entirely of Eurocurrency Loans.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of €100,000 and not less than €1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $100,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to (i) the entire unused balance of the total Revolving Loan Commitments, (ii) that which is required to repay a Swingline Loan, or (iii) that which is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding and there shall not at any time be more than a total of five (5) Eurocurrency Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Termination Date, Term Loan Maturity Date or Euro Term Loan Maturity Date, as applicable.

Section 2.03           Requests for Borrowings  To request a Borrowing other than a Swingline Loan or a Euro Swingline Loan, the US Borrower or the Euro Borrower, as applicable, shall make such request by telephone (a) in the case of a Eurodollar Borrowing, to the Administrative Agent, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, to the Administrative Agent, not later than 12:00 noon, New York City time, one (1) Business Day before the date of the proposed Borrowing, or (c) in the case of a Eurocurrency Borrowing, to the Euro Administrative Agent not later than 11:00 a.m., London, England time, three (3) Business Days before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent or the Euro Administrative Agent, as applicable, of a written Borrowing Request in a form approved by the Administrative Agent and signed by the US Borrower or the Euro Borrower, as applicable. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day (or, in the case of a Eurocurrency Borrowing, a TARGET Day that is a London Business Day);

(iii)          the Class of such Borrowing;

(iv)          whether such Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or a Eurocurrency Borrowing, as applicable;

(v)           in the case of a Eurodollar Borrowing or a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)          the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, with respect to Borrowings under the Revolving Loan Commitments and the Term Loan Commitments, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing or any Eurocurrency Borrowing, then the US Borrower or the Euro Borrower, as applicable, shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, with respect to Borrowings under the Revolving Loan Commitments and the Term Loan Commitments, the Administrative Agent shall advise each Lender having a Revolving Loan Commitment or a Term Loan Commitment, as applicable, of the details such Borrowing Request and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section, with respect to Borrowings under the Euro Term Loan Commitments and the Euro Revolving Loan Commitments, the Euro Administrative Agent shall advise each Lender having a Euro Term Loan Commitment or a Euro Revolving Loan Commitment of the details of such Borrowing Request and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04           Swingline Loans

(a)           US Swingline Loans. (i) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the US Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Revolving Loan Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the US Borrower may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be in an amount that is an integral multiple of $1 and not less than $25,000.

(ii)  To request a Swingline Loan, the US Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the US Borrower. The Swingline Lender shall make each Swingline Loan available to the US Borrower by means of a credit to the general deposit account of the US Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(iii)   The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of such Lender), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the US Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the US Borrower (or other party on behalf of the US Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid by the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the US Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the US Borrower of any default in the payment thereof.

(b)           Euro Swingline Loans. (i) Subject to the terms and conditions set forth herein, the Euro Swingline Lender agrees to make Euro Swingline Loans to the Euro Borrower from time to time during the Euro Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Euro Swingline Loans exceeding €1,000,000 or (ii) the total Euro Revolving Credit Exposures exceeding the total Euro Revolving Loan Commitments; provided that the Euro Swingline Lender shall not be required to make a Euro Swingline Loan to refinance an outstanding Euro

Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Euro Borrower may borrow, prepay and reborrow Euro Swingline Loans. Each Euro Swingline Loan shall be in an amount that is not less than €250,000.

(ii)           To request a Euro Swingline Loan, the Euro Borrower shall notify the Euro Administrative Agent of such request by telephone (confirmed in writing by telecopy no later than 9:00 a.m., London time), not later than 9:00 a.m., London time, on the day of a proposed Euro Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a London Business Day) and amount of the requested Euro Swingline Loan. The Euro Administrative Agent will promptly advise the Euro Swingline Lender of any such notice received from the Euro Borrower. The Euro Swingline Lender shall make each Euro Swingline Loan available to the Euro Borrower by means of a credit to a deposit account of the Euro Borrower designated by Euro Borrower in writing in its confirmation of its request for such Euro Swingline Loan (or, in the case of a Euro Swingline Loan made to finance the reimbursement of a Euro LC Disbursement as provided in Section 2.06(e)) by 3:00 p.m., London time, on the requested date of such Euro Swingline Loan.

(iii)          The Euro Swingline Lender may by written notice given to the Euro Administrative Agent not later than 11:00 a.m., London time, on any London Business Day require the Euro Revolving Credit Lenders to acquire participations on such London Business Day in all or a portion of the Euro Swingline Loans outstanding. Such notice shall specify the aggregate amount of Euro Swingline Loans in which the Euro Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Euro Administrative Agent will give notice thereof to each Euro Revolving Credit Lender, specifying in such notice such Euro Lender’s Applicable Percentage of such Euro Swingline Loan or Loans. Each Euro Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Euro Administrative Agent, for the account of the Euro Swingline Lender, such Lender’s Euro Applicable Percentage of such Euro Swingline Loan or Loans. Each Euro Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Euro Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Euro Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of such Lender), and the Euro Administrative Agent shall promptly pay to the Euro Swingline Lender the amounts so received by it from the Euro Revolving Credit Lenders. The Euro Administrative Agent shall notify the Euro Borrower of any participations in any Euro Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Euro Swingline Loan shall be made to the Euro Administrative Agent and not to the Euro Swingline Lender. Any amounts received by the Euro Swingline Lender from the Euro Borrower (or other party on behalf of the Euro Borrower) in respect of a Euro Swingline Loan after receipt by the Euro Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Euro Administrative Agent; any such amounts received by the Euro Administrative Agent shall be promptly remitted by the Euro Administrative Agent to the Euro Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Euro Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid by the Euro Swingline Lender or to the Euro Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Euro Borrower for any reason. The purchase of participations in a Euro Swingline Loan pursuant to this paragraph shall not relieve the Euro Borrower of any default in the payment thereof.

Section 2.05           Letters of Credit; Existing Letters of Credit.  (a) General. Subject to the terms and conditions set forth herein, the US Borrower may request the issuance of, and the Issuing Lender shall issue, Letters of Credit for the account of the US Borrower or the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the US Borrower to, or entered into by the US Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Existing Letters of Credit shall be deemed to be issued hereunder and shall be Letters of Credit for all purposes hereunder.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the US Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a New York Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the US Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the US Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $5,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Loan Commitments.

(c)           Expiration Date. Each Letter of Credit shall expire at or prior to 5:00 p.m., New York City time, on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Termination Date; provided, however, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above), and further provided, the Existing Letters of Credit may expire later than one year after the date of issuance, provided any renewal or extension thereof complies with the foregoing provisions.

(d)           Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Revolving Credit Lender, and each such Revolving Credit Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the US Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the US Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit for the US Borrower’s own account or the account of any of its Subsidiaries, the US Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if the US Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the US Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that the US Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the US Borrower may, subject to the conditions to borrowing set forth herein, request, in accordance with Section 2.03 or Section 2.04, that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the US Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the US Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the US Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the US Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of such Lender), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the US Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Revolving Credit Lenders and the Issuing Lender as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the US Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute. The US Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the US Borrower’s Obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the US Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the US Borrower to the extent permitted by applicable Law) suffered by the US Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and the US Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the US Borrower of its obligation to reimburse the Issuing Lender and the Revolving Credit Lenders with respect to any such LC Disbursement.

(h)           Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the US Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the US Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the US Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the US Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the US Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the US Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, or the Revolving Credit Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph), the US Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon minus the amount on deposit in such account that has not been applied against the Obligations of the US Borrower hereunder; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the US Borrower described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations of the US Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and discretion of the Administrative Agent (but, if so made, shall be limited to overnight bank loans or other dollar-denominated investments generally comparable to those described in clauses (a) through (f) of Permitted Investments) and at the US Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the US Borrower for the LC Exposure at such time or, subject to the consent of Revolving Credit Lenders with LC Exposure representing greater than 50% of the total LC Exposure, be applied to satisfy other obligations of the US Borrower under this Agreement. If the US Borrower is required to provide an amount of cash collateral hereunder, such amount (to the extent not applied as aforesaid) shall be returned to the US Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.06           Euro Letters of Credit.  (a) General. Subject to the terms and conditions set forth herein, the Euro Borrower may request the issuance of, and the Euro Issuing Lender shall issue, Euro Letters of Credit for the account of the Euro Borrower or the account of any of its Subsidiaries, in a form reasonably acceptable to the Euro Administrative Agent and the Euro Issuing Lender, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Euro Borrower to, or entered into by the Euro Borrower with, the Euro Issuing Lender relating to any Euro Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Euro Letter of Credit (or the amendment, renewal or extension of an outstanding Euro Letter of Credit), the Euro Borrower shall hand deliver or telecopy to the Euro Issuing Lender and the Euro Administrative Agent (three (3) London Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Euro Letter of Credit, or identifying the Euro Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a London Business Day), the date on which such Euro Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Euro Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Euro Letter of Credit. If requested by the Euro Issuing Lender, the Euro Borrower also shall submit a letter of credit application on the Euro Issuing Lender’s standard form in connection with any request for a Euro Letter of Credit. A Euro Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Euro Letter of Credit the Euro Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Euro LC Exposure shall not exceed €1,500,000 and (ii) the total Euro Revolving Credit Exposures shall not exceed the total Euro Revolving Loan Commitments. Each Euro Letter of Credit must be at least €250,000, and the maximum number of outstanding Euro Letters of Credit at any time shall not exceed five (5).

(c)           Expiration Date. Each Euro Letter of Credit shall expire at or prior to 5:00 p.m., London time, on the earlier of (i) the date one year after the date of the issuance of such Euro

Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Termination Date; provided, however, that any Euro Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d)           Participations. By the issuance of a Euro Letter of Credit (or an amendment to a Euro Letter of Credit increasing the amount thereof) and without any further action on the part of the Euro Issuing Lender or the Lenders, the Euro Issuing Lender hereby grants to each Euro Revolving Credit Lender, and each such Euro Revolving Credit Lender hereby acquires from the Euro Issuing Lender, a participation in such Euro Letter of Credit equal to such Lender’s Euro Applicable Percentage of the aggregate amount available to be drawn under such Euro Letter of Credit. In consideration and in furtherance of the foregoing, each Euro Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Euro Administrative Agent, for the account of the Euro Issuing Lender, such Lender’s Euro Applicable Percentage of each Euro LC Disbursement made by the Euro Issuing Lender and not reimbursed by the Euro Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Euro Borrower for any reason. Each Euro Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Euro Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Euro Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement. If the Euro Issuing Lender shall make any Euro LC Disbursement in respect of a Euro Letter of Credit for the Euro Borrower’s own account or the account of any of its Subsidiaries, the Euro Borrower shall reimburse such Euro LC Disbursement by paying to the Euro Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., London time, on the date that such Euro LC Disbursement is made, if the Euro Borrower shall have received notice of such Euro LC Disbursement prior to 11:00 a.m., London time, on such date, or, if such notice has not been received by the Euro Borrower prior to such time on such date, then not later than 1:00 p.m., London time, on the Business Day immediately following the day that the Euro Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such Euro LC Disbursement is not less than €500,000, the Euro Borrower may, subject to the conditions to borrowing set forth herein, request, in accordance with Section 2.03 or Section 2.04, that such payment be financed with a Euro Swingline Loan in an equivalent amount and, to the extent so financed, the Euro Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Euro Swingline Loan. If the Euro Borrower fails to make such payment when due, the Euro Administrative Agent shall notify each Euro Revolving Credit Lender of the applicable Euro LC Disbursement, the payment then due from the Euro Borrower in respect thereof and such Lender’s Euro Applicable Percentage thereof. Promptly following receipt of such notice, each Euro Revolving Credit Lender shall pay to the Euro Administrative Agent its Euro Applicable Percentage of the payment then due from the Euro Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of such Lender), and the Euro Administrative Agent shall promptly pay to the Euro Issuing Lender the amounts so received by it from the Euro Revolving Credit Lenders. Promptly following receipt by the Euro Administrative Agent of any payment from the Euro Borrower pursuant to this paragraph, the Euro Administrative Agent shall distribute such payment to the Euro Issuing Lender or, to the extent that the Euro Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse the Euro Issuing Lender, then to such Euro Revolving Credit Lenders and the Euro Issuing Lender as their interests may appear. Any payment made by a Euro Revolving Credit Lender pursuant to this paragraph to reimburse the Euro Issuing Lender for any Euro LC Disbursement (other than the funding of a Euro Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Euro Borrower of its obligation to reimburse such Euro LC Disbursement.

(f)            Obligations Absolute. The Euro Borrower’s obligation to reimburse Euro LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Euro Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Euro Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Euro Issuing Lender under a Euro Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Euro Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Euro Borrower’s Obligations hereunder. Neither the Euro Administrative Agent, the Lenders nor the Euro Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Euro Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Euro Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Euro Issuing Lender; provided that the foregoing shall not be construed to excuse the Euro Issuing Lender from liability to the Euro Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Euro Borrower to the extent permitted by applicable Law) suffered by the Euro Borrower that are caused by the Euro Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Euro Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Euro Issuing Lender (as finally determined by a court of competent jurisdiction), the Euro Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Euro Letter of Credit, the Euro Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Euro Letter of Credit.

(g)           Disbursement Procedures. The Euro Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Euro Letter of Credit. The Euro Issuing Lender shall promptly notify the Euro Administrative Agent and the Euro Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Euro Issuing Lender has made or will make an Euro LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Euro Borrower of its obligation to reimburse the Euro Issuing Lender and the Euro Revolving Credit Lenders with respect to any such Euro LC Disbursement.

(h)           Interim Interest. If the Euro Issuing Lender shall make any Euro LC Disbursement, then, unless the Euro Borrower shall reimburse such Euro LC Disbursement in full on the date such Euro LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Euro LC Disbursement is made to but excluding the date that the Euro Borrower reimburses such Euro LC Disbursement, at the rate per annum then applicable to Euro Swingline Loans; provided that, if the Euro Borrower fails to reimburse such Euro LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Euro Issuing Lender, except that interest accrued on and after the date of payment by any Euro Revolving Credit Lender pursuant to paragraph (e) of this Section to reimburse the Euro Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of the Euro Issuing Lender. The Euro Issuing Lender may be replaced at any time by written agreement among the Euro Borrower, the Euro Administrative Agent, the replaced Euro Issuing Lender and the successor Euro Issuing Lender. The Euro Administrative Agent shall notify the Lenders of any such replacement of the Euro Issuing Lender. At the time any such replacement shall become effective, the Euro Borrower shall pay all unpaid fees accrued for the account of the replaced Euro Issuing Lender pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Euro Issuing Lender shall have all the rights and obligations of the Euro Issuing Lender under this Agreement with respect to Euro Letters of Credit to be issued thereafter and (ii) references herein to the term “Euro Issuing Lender” shall be deemed to refer to such successor or to any previous Euro Issuing Lender, or to such successor and all previous Euro Issuing Lenders, as the context shall require. After the replacement of an Euro Issuing Lender hereunder, the replaced Euro Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Euro Issuing Lender under this Agreement with respect to Euro Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Euro Letters of Credit.

(j)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Euro Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, or the Euro Revolving Credit Lenders with Euro LC Exposure representing greater than 50% of the total Euro LC Exposure demanding the deposit of cash collateral pursuant to this paragraph), the Euro

Borrower shall deposit in an account with the Euro Administrative Agent, in the name of the Euro Administrative Agent and for the benefit of the Euro Revolving Credit Lenders, an amount in cash equal to the Euro LC Exposure as of such date plus any accrued and unpaid interest thereon minus the amount on deposit in such account that has not been applied against the Obligations of the Euro Borrower hereunder; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Euro Borrower described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Euro Administrative Agent as collateral for the payment and performance of the Obligations of the Euro Borrower under this Agreement. The Euro Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and discretion of the Euro Administrative Agent (but, if so made, shall be limited to overnight bank loans or other Euro-denominated investments generally comparable to those described in clauses (a) through (f) of Permitted Investments) and at the Euro Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Euro Administrative Agent to reimburse the Euro Issuing Lender for Euro LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Euro Borrower for the Euro LC Exposure at such time or, subject to the consent of Euro Revolving Credit Lenders with Euro LC Exposure representing greater than 50% of the total Euro LC Exposure, be applied to satisfy other obligations of the Euro Borrower under this Agreement. If the Euro Borrower is required to provide an amount of cash collateral hereunder, such amount (to the extent not applied as aforesaid) shall be returned to the Euro Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.07           Funding of Borrowings  (a) Each Revolving Credit Lender and Term Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the each such Lender; provided that Swingline Loans shall be made as provided in Section 2.04(a). The Administrative Agent will make such Loans available to the US Borrower by promptly crediting the amounts so received, in dollars, to such account or accounts of the US Borrower designated by the US Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Lender. Each Euro Term Lender and Euro Revolving Credit Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, London, England time, to the account of the Euro Administrative Agent most recently designated by it for such purpose by notice to the each such Lender; provided that Euro Swingline Loans shall be made as provided in Section 2.04(b). The Euro Administrative Agent will make such Loans available to the Euro Borrower by promptly crediting the amounts so received, in Euros, to such account or accounts of the Euro Borrower designated by the Euro Borrower in the applicable Borrowing Request; provided that Euro Swingline Loans made to finance the reimbursement of a Euro LC Disbursement as provided in Section 2.06(e) shall be remitted by the Euro Administrative Agent to the Euro Issuing Lender.

(b)           Unless the Administrative Agent or the Euro Administrative Agent, as applicable, shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent or the Euro Administrative Agent, as applicable, such Lender’s share of such Borrowing, the Administrative Agents may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the US Borrower or the Euro Borrower, as applicable, a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent or the Euro Administrative Agent, as applicable, then the applicable Lender and the US Borrower in respect of any Borrowing by it and the Euro Borrower in respect of any Borrowing by it, as applicable, severally agree to pay to the Administrative Agent or the Euro Administrative Agent, as applicable, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the US Borrower or the Euro Borrower, as applicable, to but excluding the date of payment to the Administrative Agent or the Euro Administrative Agent, as applicable, at (i) in the case of a Revolving Credit Lender or a Term Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, (ii) in the case of the US Borrower, the interest rate applicable to ABR Loans, or (iii) in the case of a Euro Term Lender, a Euro Revolving Credit Lender or the Euro Borrower, the Eurocurrency Rate. If such Lender pays such amount to the Administrative Agent or Euro Administrative Agent, as applicable, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08           Interest Elections  Each Borrowing under the Revolving Credit Commitments and the Term Loan Commitments may be either a Eurodollar Borrowing or an ABR Borrowing; Borrowings under the Euro Term Loan Commitments and the Euro Revolving Loan Commitments may only be Eurocurrency Borrowings.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing and a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, (i) with respect to Borrowings under the Revolving Credit Commitment or the Term Loan Commitment, the US Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section, and (ii) with respect to a Eurocurrency Borrowing, the Euro Borrower may elect Interest Periods therefor, all as provided in this Section. Each Borrower may elect different options with respect to different portions of its affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Euro Swingline Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the US Borrower or the Euro Borrower, as applicable, shall notify the Administrative Agent or the Euro Administrative Agent, respectively, of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent or the Euro Administrative Agent, as applicable, of a written Interest Election Request in a form approved by the Administrative Agent and signed by the US Borrower or the Euro Borrower, as applicable.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a New York Business Day (or, in the case of a Eurocurrency Borrowing, a TARGET Day that is also a London Business Day);

(iii)          whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or a Eurocurrency Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing or a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing or a Eurocurrency Borrowing but does not specify an Interest Period, then the US Borrower or the Euro Borrower, as applicable, shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request from the US Borrower, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing. Promptly following receipt of an Interest Election Request from the Euro Borrower, the Euro Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the US Borrower or the Euro Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing or a Eurocurrency Borrowing, respectively, prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing in the case of a Eurodollar Borrowing or to a Eurocurrency Borrowing with an Interest Period of one month’s duration in the case of a Eurocurrency Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the US Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09           Termination and Reduction of Commitments  The Term Loan Commitments and the Euro Term Loan Commitments shall terminate at the 5:00 p.m., New York City time, on the Closing Date.

(a)           Unless previously terminated, the Revolving Loan Commitments and the Euro Revolving Loan Commitments shall terminate on the Revolving Credit Termination Date.

(b)           The US Borrower may at any time terminate or from time to time reduce the Revolving Loan Commitments; provided that (A) each reduction of the Revolving Loan Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the US Borrower shall not terminate or reduce the Revolving Loan Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Revolving Credit Exposures would exceed the total Revolving Loan Commitments.

(c)           The US Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Loan Commitments under paragraph (b) of this Section at least three New York Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof. Each notice delivered by the US Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Revolving Loan Commitments shall be permanent. Each reduction of the Revolving Loan Commitments shall be made ratably among the Revolving Credit Lenders in accordance with their respective Revolving Loan Commitments.

(d)           The Euro Borrower may at any time terminate or from time to time reduce the Euro Revolving Loan Commitments; provided that (A) each reduction of the Euro Revolving Loan Commitments shall be in an amount that is an integral multiple of €1,000,000 and not less than €2,000,000 and (B) the Euro Borrower shall not terminate or reduce the Euro Loan Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Euro Revolving Credit Exposures would exceed the total Euro Revolving Loan Commitments.

(e)           The Euro Borrower shall notify the Euro Administrative Agent of any election to terminate or reduce the Euro Revolving Loan Commitments under paragraph (d) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Euro Administrative Agent shall advise the Euro Revolving Lenders of the contents thereof. Each notice delivered by the Euro Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Euro Revolving Loan Commitments shall be permanent. Each reduction of the Euro Revolving Loan Commitments shall be made ratably among the Euro Revolving Credit Lenders in accordance with their respective Euro Revolving Loan Commitments.

Section 2.10           Repayment of Loans; Evidence of Debt  (a) The US Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each

Revolving Credit Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Termination Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Termination Date; provided that on each date that a Revolving Borrowing is made, the US Borrower shall repay all Swingline Loans then outstanding.

(b)           The US Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Term Lenders principal on the Term Loan in amounts equal to (i) $4,500,000 on the first anniversary of the Closing Date, (ii) $6,750,000 on the second and third anniversaries of the Closing Date, and (iii) $9,000,000 on the fourth anniversary of the Closing Date, in addition to any other mandatory payments required under the Loan Documents. If not sooner paid, the US Borrower shall repay in full the Term Loans on the Term Loan Maturity Date.

(c)           The Euro Borrower hereby unconditionally promises to pay (i) to the Euro Administrative Agent for the account of each Euro Revolving Credit Lender the then unpaid principal amount of each Euro Revolving Loan on the Revolving Credit Termination Date and (ii) to the Euro Swingline Lender, the then unpaid principal amount of each Euro Swingline Loan on the Revolving Credit Termination Date; provided that on each date that a Euro Revolving Borrowing is made, the Euro Borrower shall repay all Euro Swingline Loans then outstanding.

(d)           The Euro Borrower hereby unconditionally promises to pay to the Euro Administrative Agent for the account of the Euro Term Lenders principal on the Euro Term Loan in amounts equal to (i) on the first anniversary €1,400,000, (ii) the second and third anniversaries €2,100,000, and (iii) €2,800,000 on the fourth anniversary of the Closing Date, in addition to any other mandatory payments required under the Loan Documents. If not sooner paid, the Euro Borrower shall repay in full the Euro Term Loans on the Euro Term Loan Maturity Date.

(e)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(f)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made under the Revolving Loan Commitments and the Term Loan Commitments, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the US Borrower to each Revolving Credit Lender and Term Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Revolving Credit Lenders and Term Lenders and each such Lender’s share thereof.

(g)           The Euro Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made under the Euro Revolving Loan Commitments and the Euro Term Loan Commitments, the Class thereof and the Interest Period applicable thereto (ii) the amount of any principal or interest due and payable or to become due and payable from the

Euro Borrower to each Euro Revolving Credit Lender and Euro Term Lender and (iii) the amount of any sum received by the Euro Administrative Agent hereunder for the account of the Euro Revolving Credit Lenders and the Euro Term Lenders and each such Lender’s share thereof.

(h)           The entries made in the accounts maintained pursuant to paragraph (e), (f) or (g) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or any of the Administrative Agents to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay the respective Loans made to it in accordance with the terms of this Agreement.

(i)            Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the US Borrower or the Euro Borrower, as applicable, shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent or the Euro Administrative Agent, as applicable. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11           Prepayment of Loans  (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing selected by it in whole or in part, without penalty or premium (other than breakage costs and similar expenses, if any, due under Section 2.16), subject to prior notice in accordance with paragraph (d) of this Section.

(b)           Following the end of each fiscal year of the US Borrower, the US Borrower shall prepay the Term Loans and the Euro Borrower shall prepay the Euro Term Loans in an aggregate amount (the “Aggregate Excess Cash Flow Amount”) equal to (i) if the Leverage Ratio for such fiscal year is greater than or equal to 1.25 to 1.0, (x) fifty percent (50%) of Excess Cash Flow for such fiscal year, minus (y) fifty percent (50%) of any voluntary prepayments of Term Loans and Euro Term Loans, as applicable, made during such fiscal year pursuant to paragraph (a) of this Section, and (ii) if the Leverage Ratio for such fiscal year is greater than or equal to 0.75 to 1.0 but less than 1.25 to 1.0, (x) twenty-five percent (25%) of Excess Cash Flow for such fiscal year, minus (y) seventy-five percent (75%) of any voluntary prepayments of Term Loans and Euro Term Loans, as applicable, made during such fiscal year pursuant to paragraph (a) of this Section. All payments made pursuant to this Section 2.11(b) shall be paid on or before the earlier of (iii) the receipt by the Administrative Agent of the annual financial statements delivered pursuant to Section 5.01(a) with respect to such fiscal year and (iv) 90 days after the end of such fiscal year. No such prepayment shall be required if the Leverage Ratio for such fiscal year is less than 0.75 to 1.0. The portion of the Aggregate Excess Cash Flow Amount, if any, that the US Borrower shall prepay under this Section 2.11(b) in respect of the Term Loans shall equal (v) the Aggregate Excess Cash Flow Amount for such fiscal year multiplied by (vi) the fraction, (1) the numerator of which is the outstanding principal amount of the Term Loans three  (3) Business Days prior to the date of such prepayment and (2) the denominator of which is the sum of the outstanding principal amounts of the Term Loans and the Euro Term Loans three (3) Business Days prior to the date of such prepayment. The portion of the Aggregate Excess Cash Flow Amount, if any, that the Euro Borrower shall prepay under this Section 2.11(b) in respect of the Euro Term Loans shall equal (x) the Aggregate Excess Cash Flow Amount for such fiscal year multiplied by (y) the fraction, (1) the numerator of which is the outstanding principal amount of the Euro Term Loans three (3) Business Days prior to the date of such prepayment and (2) the denominator of which is the sum of the outstanding principal amounts of the Term Loans and the Euro Term Loans three (3) Business Days prior to the date of such prepayment.

(c)           If any Borrower, or any of its respective Subsidiaries, receives Net Cash Proceeds from an Asset Sale or a Casualty Event, within ten (10) Business Days of the receipt of such Net Cash Proceeds, the US Borrower shall give Administrative Agent written notice (“Reinvestment Notice”) of whether or not any one or more of it or its Subsidiaries intends to repair, replace or restore the asset or property or reinvest such Net Cash Proceeds in productive assets or properties or otherwise in the business or businesses of any one or more of the Borrowers or their respective Subsidiaries (collectively, the “Reinvestment”). To the extent the US Borrower has not elected for it or any of its Subsidiaries to use all such Net Cash Proceeds for Reinvestment, (i) the US Borrower shall prepay the Term Loans by the amount equal to (x) the amount of any such Net Cash Proceeds not to be so used multiplied by (y) the fraction, (1) the numerator of which is the outstanding principal amount of the Term Loans three (3) Business Days prior to the date of such prepayment and (2) the denominator of which is the sum of the outstanding principal amounts of the Term Loans and the Euro Term Loans three (3) Business Days prior to the date of such prepayment, and (ii) the Euro Borrower shall prepay the Euro Term Loans by the amount equal to (x) the amount of any such Net Cash Proceeds not to be so used multiplied by (y) the fraction, (1) the numerator of which is the outstanding principal amount of the Euro Term Loans three (3) Business Days prior to the date of such prepayment and (2) the denominator of which is the sum of the outstanding principal amounts of the Term Loans and the Euro Term Loans three (3) Business Days prior to the date of such prepayment, in each case of the immediately preceding clauses (i) and (ii) within ten (10) Business Days following the date of the Reinvestment Notice. If the US Borrower has elected for it or any of its Subsidiaries to use any such Net Cash Proceeds for Reinvestment, within one year following the date of the Reinvestment Notice (the “Reinvestment Period”), the US Borrower shall provide evidence reasonably satisfactory to the Administrative Agent that such Reinvestment has been completed on or before the end of the Reinvestment Period and to the extent any such Reinvestment has not been so completed, (iii) the US Borrower shall prepay the Term Loans by the amount equal to (x) the amount of any such Net Cash Proceeds not so used multiplied by (y) the fraction, (1) the numerator of which is the outstanding principal amount of the Term Loans three (3) Business Days prior to the date of such prepayment and (2) the denominator of which is the sum of the outstanding principal amounts of the Term Loans and the Euro Term Loans three (3) Business Days prior to the date of such prepayment, and (iv) the Euro Borrower shall prepay the Euro Term Loans by the amount equal to (x) the amount of any such Net Cash Proceeds not to be so used multiplied by (y) the fraction, (1) the numerator of which is the outstanding principal amount of the Euro Term Loans three (3) Business Days prior to the date of such prepayment and (2) the denominator of which is the sum of the outstanding principal amounts of the Term Loans and the Euro Term Loans three (3) Business Days prior to the date of such prepayment, in each case of the immediately preceding clauses (iii) and (iv) within ten (10) Business Days following the date on which the Reinvestment Period ends.

(d)           Each prepayment pursuant to Section 2.11(b) shall be applied to reduce pro rata all Loans comprising the designated Borrowing being prepaid with any prepayments of Term Loans or Euro Term Loans applied respectively to reduce the remaining scheduled principal installments thereof pursuant to Section 2.11(b). Each prepayment of Term Loans pursuant to paragraph (b) or (c) of this Section, as applicable, shall be applied to reduce pro rata as between the Term Loans the remaining scheduled principal installments of the Term Loans pursuant to Section 2.11(b) and if the Term Loans are fully paid then to the Revolving Loans. Each prepayment of Euro Term Loans pursuant to paragraph (b) or (c) of this Section, as applicable, shall be applied to reduce pro rata as between the Euro Term Loans the remaining scheduled principal installments of the Euro Term Loans pursuant to Section 2.09 and if the Euro Term Loans are fully paid then to the Euro Revolving Loans. For purposes of determining the amount of any prepayment of Term Loans and the amount of any prepayment of Euro Term Loans pursuant to paragraph (b) or (c) of this Section, as applicable, the applicable fraction used to determine such amounts shall be calculated by the Administrative Agent in dollars, with the principal amount of the Euro Term Loans being converted to dollars using the Market Rate of Exchange three (3) Business Days prior to the date of the applicable prepayment. For purposes of this Agreement, “Market Rate of Exchange” means the spot rate of exchange as determined by the Administrative Agent for the purchase of Euros in the London, England foreign exchange market with dollars at or about 11.00 a.m., London, England time on a particular day for which a Euro amount is to be converted to a dollar amount hereunder.

(e)           The US Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) New York Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) New York Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment.

(f)            The Euro Borrower shall notify the Euro Administrative Agent (and, in the case of prepayment of a Euro Swingline Loan, the Euro Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., London time, three (3) London Business Days before the date of prepayment or (ii) in the case of a Euro Swingline Loan, not later than 11:00 a.m., London time, on the date of prepayment.

(g)           Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Loan Commitments or Euro Revolving Loan Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Revolving Credit

Lenders of the contents thereof. Promptly following receipt of any such notice relating to a Euro Revolving Borrowing, the Euro Administrative Agent shall advise the Euro Revolving Credit Lenders of the content thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12           Fees  (a) The US Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the daily amount of the unused Revolving Loan Commitment of such Revolving Credit Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Loan Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           The US Borrower shall pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Credit Lender’s Revolving Loan Commitment terminates and the date on which it ceases to have any LC Exposure and (ii) to the Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Loan Commitments and the date on which there ceases to be any LC Exposure, but in no event less than $500 during such period as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day of such months, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Loan Commitments terminate and any such fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Euro Borrower shall pay to the Euro Administrative Agent for the account of each Euro Revolving Credit Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the daily amount of the unused Euro Revolving Loan Commitment of such Euro Revolving Credit Lender during the period from and including the Closing Date to but excluding the date on which such Euro Revolving Loan Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Euro Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)           The Euro Borrower shall pay (i) to the Euro Administrative Agent for the account of each Euro Revolving Credit Lender a participation fee with respect to its participations in Euro Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurocurrency Loans on the average daily amount of such Euro Revolving Credit Lender’s Euro LC Exposure (excluding any portion thereof attributable to unreimbursed Euro LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Euro Revolving Credit Lender’s Euro Revolving Loan Commitment terminates and the date on which it ceases to have any Euro LC Exposure and (ii) to the Euro Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the Euro LC Exposure (excluding any portion thereof attributable to unreimbursed Euro LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Euro Revolving Loan Commitments and the date on which there ceases to be any Euro LC Exposure, but in no event less than $500 during such period as well as the Euro Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day of such months, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Euro Revolving Loan Commitments terminate and any such fees accruing after the date on which the Euro Revolving Loan Commitments terminate shall be payable on demand. Any other fees payable to the Euro Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e)           Each Borrower shall pay to the Administrative Agents as applicable, for its own account, fees payable by it in the amounts and at the times specified in the Fee Letter, or otherwise separately agreed upon, between the Borrowers and the Administrative Agents.

(f)            All fees payable hereunder to the Administrative Agent, or the Issuing Lender shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Credit Lenders. All fees payable hereunder to the Euro Administrative Agent or the Euro Issuing Lender shall be paid on the dates due, in immediately available funds, to the Euro Administrative Agent (or to the Euro issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Euro Revolving Credit Lenders. Fees paid shall not be refundable under any circumstances absent manifest error.

Section 2.13           Interest  (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)           The Loans comprising each Eurocurrency Borrowing shall bear interest at the Eurocurrency Rate plus the Applicable Margin, plus the Mandatory Cost, if any.

(d)           Each Swingline Loan shall bear interest at the Swingline Rate, and each Euro Swingline Loan shall bear interest at the Euro Swingline Rate.

(e)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by either Borrower hereunder is not paid when due, such overdue amount shall bear interest at the Default Rate.

(f)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Loan Commitments and, in the case of Euro Revolving Loans, upon termination of the Euro Revolving Loan Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate or Eurocurrency Rate shall be determined by the Administrative Agent or the Euro Administrative Agent, as applicable, and such determination shall be conclusive absent manifest error.

Section 2.14           Alternate Rate of Interest  If prior to the commencement of any Interest Period for a Eurodollar Borrowing or Eurocurrency Borrowing:

(a)           the Administrative Agent or the Euro Administrative Agent, as applicable, determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the Eurocurrency Rate, as applicable, for such Interest Period; or

(b)           in the case of Eurodollar Borrowings only, the Administrative Agent is advised by the Lenders having Revolving Credit Exposure, Term Loans and unused Revolving Loan Commitments and Term Loan Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, Term Loans and such unused Commitments at such time that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent or the Euro Administrative Agent, as applicable, shall give notice thereof to the US Borrower or the Euro Borrower, as applicable, and the Revolving Credit Lenders and the Term Lenders or the Eurocurrency Lenders, as applicable, by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent or the Euro Administrative Agent, as applicable, notifies the US Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Request requests a Eurocurrency Borrowing, such request shall be deemed to be withdrawn.

Section 2.15           Increased Costs  (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Mandatory Cost) or the Issuing Lender or Euro Issuing Lender; or

(ii)           impose on any such Lender or the Issuing Lender, Euro Issuing Lender or the London interbank market or the European Union banking market any other condition affecting this Agreement or Eurodollar Loans or the Eurocurrency Loans made by such Lender or any Letter of Credit, Euro Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost (other than with respect to Taxes, which shall be governed solely by Section 2.17) to such Lender of making or maintaining any Eurodollar Loan or Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender or Euro Issuing Lender of participating in, issuing or maintaining any Letter of Credit or Euro Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender or Euro Issuing Lender hereunder (whether of principal, interest or otherwise), then the US Borrower will pay to any such Revolving Credit Lender, Term Lender or the Issuing Lender and the Euro Borrower will pay to any such Euro Revolving Credit Lender, Euro Term Lender or the Euro Issuing Lender, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Lender or the Euro Issuing Lender, as applicable, for such additional costs incurred or reduction suffered.

(b)           If any Lender, the Issuing Lender or the Euro Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s or the Euro Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s or the Euro Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Euro Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, or the Euro Letters of Credit issued by the Euro Issuing Lender, to a level below that which such Lender or the Issuing Lender or the Euro Issuing Lender or such Lender’s or the Issuing Lender’s or the Euro Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s or the Euro Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s or the Euro Issuing Lender’s holding company with respect to capital adequacy), then from time to time the US Borrower will pay to any such Revolving Credit Lender, Term Lender or the Issuing Lender and the Euro Borrower will pay to such Euro Revolving Credit Lender, Euro Term Lender or the Euro Issuing Lender, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Lender or the Euro Issuing Lender or such Lender’s or the Issuing Lender’s or the Euro Issuing Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or the Issuing Lender or the Euro Issuing Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Lender or the Euro Issuing Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section (subject to paragraph (e) of this Section) shall be delivered to the US Borrower or the Euro Borrower, as applicable, and shall be conclusive absent manifest error. The US Borrower shall pay any such Revolving Credit Lender, Term Lender or the Issuing Lender and the Euro Borrower shall pay any Euro Revolving Credit Lender, Euro Term Lender or Euro Issuing Lender, as applicable, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)           Failure or delay on the part of any Lender or the Issuing Lender or the Euro Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s or the Euro Issuing Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or the Issuing Lender or the Euro Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender or the Euro Issuing Lender, as applicable, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s or the Euro Issuing Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof; provided, further, that no Lender shall seek compensation from either Borrower unless such Lender is actively seeking compensation from other similarly situated borrowers as well.

(e)           Notwithstanding anything to the contrary under paragraphs (a) and (b) of this Section, neither paragraph (a) nor paragraph (b) of this Section shall apply to the extent the amount or amounts necessary to compensate such Lender or the Issuing Lender or the Euro Issuing Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section is (i) a Tax on the overall net income of a Lender or any of its Affiliates, (ii) attributable to the gross negligence of a Lender or its Affiliate that results in its failing to comply with any Law, (iii) attributable to any deduction or withholding for or on account of Tax from a payment under any Loan Document required by law to be made by any Obligor, (iv) any Tax or any amount relating to Taxes, (v) compensated for by the payment of Mandatory Cost, or (vi) incurred as a direct or indirect consequence of the recommendations by the Basel Committee on Banking Supervision (also known as the “Basel II” or the “New Accord”) or their implementation or both.

Section 2.16           Break Funding Payments  In the event of (a) the payment of any principal of any Eurodollar Loan or any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto or (c)the failure to borrow, convert, continue or prepay any Eurodollar Loan or any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(g) and is revoked in accordance therewith), then, in any such event, the Borrowers shall compensate each Lender, as applicable, for the loss, cost and expense (other than any lost profit or margin) attributable to such event. In the case of a Eurodollar Loan or a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) its costs of obtaining funds for the Loan being paid, prepaid or converted or not borrowed (based on the Adjusted LIBO Rate or the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would realize by such Lender in reemploying during such period the funds so paid, prepaid, converted or not borrowed. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the US Borrower and shall be conclusive absent manifest error. The US Borrower shall pay any such Revolving Credit Lender, Term Lender or the Issuing Lender and the Euro Borrower shall pay such Euro Term Lender, as applicable, the amount shown as due on any such certificate within 10 Business Days after receipt thereof. No Borrower shall be obligated to compensate a Lender pursuant to this Section for any amount relating to any such event occurring more than 180 days prior to the date such Lender notifies the US Borrower of such Lender’s intention to claim compensation therefor

Section 2.17           Taxes  (a) Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if such Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agents, any Lender, the Issuing Lender or the Euro Issuing Lender (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)           In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           The Borrowers shall indemnify the Administrative Agents, each Lender, the Issuing Lender and the Euro Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agents, such Lender, the Issuing Lender or the Euro Issuing Lender, as applicable, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Euro Borrower shall have no liability under this Section 2.17(c) with respect to Indemnified Taxes or Other Taxes attributable to any Loan made to or other Obligation of the US Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by such Lender, Issuing Lender or Euro Issuing Lender, or by the relevant Administrative Agents on its own behalf or on behalf of such Lender, Issuing Lender or Euro Issuing Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the relevant Administrative Agents the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the relevant Administrative Agents.

(e)           Any Lender, the Issuing Lender or the Euro Issuing Lender, if requested by the US Borrower, Euro Borrower or Administrative Agent, shall deliver documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender, the Issuing Lender or the Euro Issuing Lender is subject to withholding, backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Lender or Issuing Lender (other than a Foreign Lender) shall deliver to the US Borrower and the Administrative Agent two (2) duly completed copies of U.S. Internal Revenue Service Form W-9 (or other evidence of an exemption from withholding and backup withholding acceptable to the US Borrower and the Administrative Agent) on or prior to the date on which such Person becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the US Borrower or Administrative Agent), and each Foreign Lender shall deliver to the US Borrower and the Administrative Agent (in such number of copies as is specified below or as shall be required by the US Borrower and the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender or a participant under this Agreement (and from time to time thereafter upon the reasonable request of the US Borrower or the Administrative Agent), whichever of the following is applicable to enable the US Borrower and the Administrative Agent to make all payments required under the Loan Documents without deduction or withholding in respect of Tax or, in the case of a Foreign Lender to whom payments under the Loan Documents are not eligible for a complete exemption, at a reduced rate of deduction or withholding in respect of Tax:  (i) two (2) duly completed copies of U.S. Internal Revenue Service Form W-8BEN, certifying its eligibility for benefits of an income tax treaty to which the United States is a party, (ii) two (2) duly completed copies of U.S. Internal Revenue Service Form W-8ECI, certifying that it is entitled to receive all payments under the Loan Documents without deduction or withholding in respect of U.S. federal withholding tax, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the US Borrower, within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two (2) duly completed copies of U.S. Internal Revenue Service Form W-8BEN, or (iv) two (2) duly completed copies of U.S. Internal Revenue Service Form W-8IMY (together with forms listed under clauses (i) through (iii) hereof, as may be required) or (v) any other form prescribed by applicable law as a basis for claiming exemption from or, if a complete exemption is not available, a reduction in U.S. federal withholding tax and reasonably requested by the US Borrower or Administrative Agent duly completed together with such supplementary documentation as may be prescribed by applicable law and reasonably requested by the US Borrower or Administrative Agent to permit such Person to determine the withholding or deduction required to be made. In each case, if a specified form is no longer in use, the delivery obligation specified in this Section 2.17(e) shall apply to the applicable successor form. In addition, the request of the US Borrower or the Euro Borrower, each Lender and any participant shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender or participant.

(f)            If either of the Administrative Agents or a Lender (which, for purposes of this Section 2.17 shall include any Issuing Lender or Euro Issuing Lender) determines, in its sole discretion, that it has received a refund or reimbursement of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund or reimbursement to the relevant Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the relevant Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund or reimbursement), net of all out-of-pocket expenses of the Administrative Agents or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or reimbursement); provided, that the relevant Borrower, upon the request of the Administrative Agents or such Lender, agrees to repay the amount paid over to the relevant Borrower pursuant to this Section 2.17(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agents or such Lender in the event either of the Administrative Agents or such Lender is required to repay such refund or reimbursement to such Governmental Authority. This Section shall not be construed to require the Administrative Agents or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

Section 2.18           Payments Generally; Pro Rata Treatment; Sharing of Set-offs; Sharing of Collateral Proceeds and Payments After Default  (a) The US Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. The Euro Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of Euro LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 1:00 p.m., London, England time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such times on any date may, in the discretion of the Administrative Agent in the case of payments by the US Borrower or the Euro Administrative Agent in the case of payments by the Euro Borrower, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments by the US Borrower with respect to the Revolving Credit Loans and the Term Loans shall be denominated in dollars and shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Lender or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 10.03 shall be made directly to the Persons entitled thereto. All such payments by the Euro Borrower with respect to the Euro Revolving Credit Loans and the Euro Term Loans shall be denominated in Euros and shall be made to the Euro Administrative Agent at the place designated by the Euro Administrative Agent in its notice therefore except payments to be made directly to the Euro Issuing Lender or Euro Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 or Section 10.03 shall be made directly to the persons entitled thereto. Each of the Administrative Agent and the Euro Administrative Agent, as applicable, shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and, with respect to funds received for payment on the Revolving Credit Loans, the Term Loans or unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties. If at any time insufficient funds are received by and available to the Euro Administrative Agent to pay fully all amounts of principal, unreimbursed Euro LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and, with respect to funds received for payment on the Euro Revolving Credit Loans, the Euro Term Loans or unreimbursed Euro LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed Euro LC Disbursements then due to such parties.

(c)           Subject to the provisions of Section 2.18(d), if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements, Euro LC Disbursements, Swingline Loans or Euro Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements. Euro LC Disbursements, Swingline Loans and Euro Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements, Euro LC Disbursements, Swingline Loans and Euro Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by (i) the Revolving Credit Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Loans and participations in LC Disbursements and Swingline Loans, (ii) Term Lenders ratably in accordance with the aggregate amount of principal and accrued interest on their respective Term Loans, (iii) the Euro Revolving Credit Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Euro Revolving Loans, and (iv) Euro Term Lenders ratably in accordance with the aggregate amount of principal and accrued interest on their respective Euro Term Loans; provided that (x) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (y) the provisions of this paragraph shall not be construed to apply to any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Euro LC Disbursements to any assignee or Participant, other than to either Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)           Following acceleration of the Loans pursuant to this Agreement, if at any time any payment on any of the Loans or any receipt of proceeds from any collateral results in the Revolving Credit Lenders, the Term Lenders, the Euro Revolving Credit Lenders or Euro Term Lenders receiving payments or proceeds in excess of their Class Percentage (defined below) of all such payments or proceeds received, such Lenders will deliver any excess to the Administrative Agent and the Administrative Agent shall redistribute such excess to the extent required such that each category of the Revolving Credit Lenders, the Term Lenders, the Euro Term Lenders and the Euro Revolving Credit Lenders shall receive their Class Percentage of such payment or proceeds. All payments to the Administrative Agent shall be made in dollars. As used herein, the term “Class Percentage” for each category of the Revolving Credit Lenders, Term Lenders, Euro Term Lenders and the Euro Revolving Credit Lenders shall mean the percentage, expressed as a decimal and determined by dividing the total Obligations, including obligations under Swap Agreements with such Lenders, outstanding for each category of the Revolving Credit Lenders, the Term Lenders, the Euro Term Lenders or the Euro Revolving Credit Lenders by the aggregate total Obligations, including obligations under Swap Agreements with all Lenders, outstanding after giving effect to such payment or receipt of proceeds, all as calculated by the Administrative Agent whose calculation shall be conclusive absent manifest error. For purposes of calculating the Class Percentage, all payments, proceeds and Loan amounts shall be deemed to be in dollars, with any necessary conversions being made at the rates determined by the Administrative Agent on the date of any receipt of funds. For purposes of determining the amount of any payment to be made to the Administrative Agent in dollars under this paragraph from any Euro Revolving Credit Lender or Euro Term Lender, the

amount in dollars payable in respect of any Eurocurrency Loan shall be converted to dollars at the rates determined by the Administrative Agent on receipt of funds.

(e)           Unless the Administrative Agent shall have received notice from the US Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Revolving Credit Lenders, the Term Lenders or the Issuing Lender hereunder that the US Borrower will not make such payment or the Euro Administrative Agent shall have received notice from the Euro Borrower prior to the date on which any payment is due to the Euro Administrative Agent for the account of the Euro Revolving Credit Lenders, the Euro Term Lenders or the Euro Issuing Lender hereunder that the Euro Borrower will not make such payment, the Administrative Agent or the Euro Administrative Agent, as applicable, may assume that the US Borrower or the Euro Borrower, as applicable, has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Revolving Credit Lenders, the Term Lenders, the Euro Revolving Credit Lenders, the Euro Term Lenders, the Issuing Lender or the Euro Issuing Lender, as applicable, the amount due. In such event, if the US Borrower or the Euro Borrower, as applicable, has not in fact made such payment, then each of the Revolving Credit Lenders, the Term Lenders, the Euro Revolving Credit Lenders, the Euro Term Lenders, the Issuing Lender, or the Euro Issuing Lender that has received such amounts, as applicable, severally agrees to repay to the Administrative Agent or the Euro Administrative Agent, as applicable, forthwith on demand the amount so distributed to such Lender or Issuing Lender or Euro Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent or the Euro Administrative Agent, as applicable, at the greater of (i) the Federal Funds Effective Rate with respect to amounts paid on the Revolving Credit Loans or the Term Loans or the Eurocurrency Rate with respect to amounts paid on the Euro Revolving Loans or the Euro Term Loans and (ii) a rate determined by the Administrative Agents in accordance with banking industry rules on interbank compensation.

(f)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a)(iii) or Section 2.04(b)(iii), Section 2.05(d) or Section 2.05(e), Section 2.06(d) or Section 2.06(e), Section 2.07(b), Section 2.18(e) or Section 10.03(c), then the Administrative Agent or the Euro Administrative Agent, as applicable, may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19           Mitigation Obligations; Replacement of Lenders  (a) If any Lender requests compensation under Section 2.15 or Section 2.17, or if the US Borrower or the Euro Borrower, as applicable, is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall cooperate in completing any procedural formalities required for each of the Borrowers to be able to make payments under the Loan Documents without any deduction or withholding in respect of Indemnified Taxes or Other Taxes and shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to `Section 2.15 or Section 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The US Borrower shall pay all reasonable costs and expenses incurred by any Revolving Credit Lender or Term Lender or the Issuing Lender in connection with any such designation or assignment. The Euro Borrower shall pay all reasonable costs and expenses incurred by any Euro Revolving Credit Lender or Euro Term Lender or the Euro Issuing Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.15 or Section 2.17, or if the US Borrower or the Euro Borrower, as applicable, is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the US Borrower or the Euro Borrower, as applicable, may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the US Borrower or the Euro Borrower, as applicable, shall have received the prior written consent of the Administrative Agent or the Euro Administrative Agent, as applicable, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans or Euro LC Disbursements and Euro Swingline Loans, as applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, as applicable, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the US Borrower or the Euro Borrower, as applicable (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will or is expected to result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the US Borrower or the Euro Borrower, as applicable, to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrowers for themselves and their respective Subsidiaries represent and warrant to the Administrative Agents and the Lenders that:

Section 3.01           Organization  Except as set forth on Schedule 3.01 each Obligor and its respective Subsidiaries (with respect to any Foreign Obligor or Foreign Subsidiary, only to the extent applicable) (i) is duly organized, validly existing and, with respect to each Obligor other than any Foreign Subsidiary in good standing under the Laws of the jurisdiction of its organization, (ii) has the requisite power and authority to conduct its business as it is presently being conducted, and (iii) is duly qualified or licensed to conduct business and is in good standing in each jurisdiction where such qualification or good standing is required, except where the failure to so qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02           Authority Relative to this Agreement  Each Obligor has the power and authority to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform its obligations hereunder and thereunder. The Transactions have been duly authorized by all necessary corporate or other entity action, as applicable, on the part of each Obligor that is a party hereto or thereto. This Agreement and the other Loan Documents have been duly and validly executed and delivered by each Obligor party hereto or thereto and constitute the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).

Section 3.03           No Violation  Except as set forth on Schedule 3.03, neither the Transactions nor the Acquisition will:

(a)           result in a breach of the articles or certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or other organization documents, as applicable, of any Obligor or any of its respective Subsidiaries;

(b)           result in the imposition of any Lien on any asset of any Obligor or any of its respective Subsidiaries (including the Equity Interests of any of the Subsidiaries of the Borrowers), other than the Liens created under the Loan Documents;

(c)           result in, or constitute an event that, with the passage of time or giving of notice or both, would be, a breach, violation or default (or give rise to any right of termination, cancellation, prepayment or acceleration) under (i) any agreement to which any Obligor or any of its respective Subsidiaries is a party, under which any Obligor or any of its respective Subsidiaries has or may acquire rights or obligations or by which its respective properties or assets may be bound or (ii) any Governmental Approval held by, or required for the conduct of the business of, any Obligor or any of its respective Subsidiaries, in each case of (i) and (ii) above, where such breach, violation or default could reasonably be expected to result in a Material Adverse Effect;

(d)           require any Obligor or any of its respective Subsidiaries to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any Person except (i) such as have been obtained or made and are in full force and effect or waived, (ii) filings necessary to perfect or assign Liens created under the Loan Documents or (iii) filing of this Agreement and one or more other Loan Documents with the Securities and Exchange Commission on the appropriate form; or

(e)           violate any Law or Order applicable to any Obligor or any of its respective Subsidiaries or by which any of their respective properties or assets may be bound, where such violation could reasonably be expected to result in a Material Adverse Effect.

Section 3.04           Financial Statements  The US Borrower has previously furnished to the Administrative Agent the following financial statements (collectively, the “Financial Statements”):  (i) the audited consolidated balance sheet of the US Borrower as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, the notes accompanying such Financial Statements, and the report of Ernst & Young LLP, independent certified public accountants, and (ii) the unaudited consolidated balance sheet of the US Borrower as of September 30, 2007, and the related statements of operations, stockholders’ equity and cash flows for the period then ended. The Financial Statements fairly present in all material respects the consolidated financial position of the US Borrower as of their respective dates and the consolidated results of operations and cash flows of the US Borrower for the periods ended on such dates in accordance with GAAP, subject, in the case of interim financial statements, to absence of footnotes and year-end audit adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect). Since December 31, 2006, there has been no material adverse change in the US Borrower’s consolidated financial position that could reasonably be expected to result in a Material Adverse Effect.

Section 3.05           No Undisclosed Liabilities  Except as set forth in Schedule 3.05, none of the Obligors or any of their respective Subsidiaries has any liabilities or obligations of any nature (whether known or unknown, and whether absolute, accrued, contingent or otherwise) except for (i) liabilities or obligations reflected or reserved against in the financial statements most recently delivered by the US Borrower pursuant to Section 4.01(g) or Section 5.01, as applicable, (ii) current liabilities or obligations incurred in the ordinary course of business since the date of such financial statements, (iii) liabilities or obligations that are not required to be included in financial statements prepared in accordance with GAAP, (iv) liabilities or obligations arising under Governmental Approvals or contracts to which any Obligor or any of its respective Subsidiaries is a party or otherwise subject, (v) liabilities or obligations that could not reasonably be expected to result in a Material Adverse Effect and (vi) other Permitted Indebtedness.

Section 3.06           Litigation  Schedule 3.06 briefly describes each action, suit or proceeding pending before any Governmental Authority or arbitration panel, or to the knowledge of the Borrowers, threatened, (i) which seeks to prevent, enjoin or delay any of the Transactions or the Acquisition, or (ii) against any Obligor or any of its respective Subsidiaries regarding the business of, or assets owned or used by, any of them as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.07           Compliance with Law  Except as set forth on Schedule 3.07, (i) each Obligor and its respective Subsidiaries is in compliance with each Law that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to be in compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and (ii) none of the Obligors or any of their respective Subsidiaries has received any notice of, nor does either of the Borrowers have knowledge of, the assertion by any Governmental Authority or other Person of any such failure to be in compliance.

Section 3.08           Material Contracts  Schedule 3.08 lists as of the Closing Date each Material Contract to which any Obligor or any of its respective Subsidiaries is a party. Except as set forth in Schedule 3.08, (i) neither of the Borrowers is aware of any pending or threatened termination or cancellation of any of Material Contract or any notice of any assertion by any party thereto of any material default thereunder, (ii) none of the Obligors or any of their respective Subsidiaries nor, to the knowledge of either of the Borrowers, any other party to a Material Contract is in default of any material obligation thereunder, and (iii) no other event has occurred and no other condition exists that, with notice or lapse of time or both, would constitute a default by any Obligor or any of its respect Subsidiaries or, to either of the Borrowers’ knowledge, any other party under any Material Contract, in each case of (i), (ii) and (iii) above, which could reasonably be expected to result in a Material Adverse Effect.

Section 3.09           Properties  Schedule 3.09 lists as of the Closing Date each interest in (i) real property owned by the US Borrower and (ii) real property leased or otherwise occupied or used by the US Borrower as a lessee or licensee. Each of the Obligors and its respective Subsidiaries owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence), or has valid leasehold interests or licenses in, all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) material to its respective businesses. All such properties and assets are free and clear of all Liens, except Permitted Liens, and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature. All such properties (i) are in good operating order, condition and repair (ordinary wear and tear excepted), as applicable, and (ii) constitute all of the property that is required for the respective business and operations of the Obligors and their respective Subsidiaries as presently conducted.

Section 3.10           Intellectual Property  (a) Schedule 3.10 lists as of the Closing Date all material patents, patent applications, registered trademarks, trademark applications, registered trade names, registered service marks, and registered copyrights (the “Intellectual Property”) owned by or licensed to the US Borrower or any of its Subsidiaries (excluding Nobelclad Europe S.A. and Nitro Metall AB and the Subsidiaries of the Target and DYNAenergetics Beteiligungs GmbH). As of the date of this Agreement, none of the Intellectual Property owned by or licensed to any Obligor or its respective Subsidiaries has been declared invalid or is the subject of a pending or, to the knowledge of the Borrowers, threatened action for cancellation or a declaration of invalidity, and there is no pending judicial proceeding involving any claim, and none of the Obligors or any of their respective Subsidiaries has received any written notice or claim of any infringement, misuse or misappropriation by any Obligor or any of its respective Subsidiaries of any Intellectual Property right owned by any third party, in each case except for any such declaration, cancellation, proceeding, infringement, misuse or misappropriation which could not reasonable be expected to result in a Material Adverse Effect.

(b)           To the Borrowers’ knowledge, except as set forth in Schedule 3.10, the conduct by any of the Obligors or any of their respective Subsidiaries of their respective businesses as presently conducted does not conflict with, infringe on, or otherwise violate any copyright, trade secret, or patent rights of any Person, except where such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect.

Section 3.11           Taxes  All Tax returns and reports of any of the Obligors and their respective Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns and reports to be due and payable and all assessments, fees and other governmental charges upon any of them and upon any of their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable except to the extent being actively contested by any of them in good faith and by appropriate proceedings or, with respect to any Subsidiary that is not a Wholly Owned Subsidiary, except to the extent any failure to so file and pay would not result in a Material Adverse Effect; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefore. As of the date of this Agreement, neither Borrower knows of any proposed Tax assessment against any of the Obligors or any of their respective Subsidiaries that is not being actively contested by any of them in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor, which assessment could reasonably be expected to result in a Material Adverse Effect.

Section 3.12           Environmental Compliance  In each case, except to the extent such condition or event, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and except as set forth in Schedule 3.12,

(a)           none of the Obligors or any of their respective Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Approval required under any Environmental Law or has become subject to any Environmental Liability;

(b)           none of the Obligors or any of their respective Subsidiaries has received any notice of any claim with respect to any such Environmental Liability and the US Borrower does not know of any basis for any such Environmental Liability;

(c)           none of the Obligors or any of their respective Subsidiaries has arranged for the disposal of Hazardous Material at a site listed for investigation or clean-up by any Governmental Authority or in violation of Law;

(d)           there is no proceeding pending against any of the Obligors or any of their respective Subsidiaries by any Governmental Authority with respect to the presence on or release of any Hazardous Material from any real property or facility owned or operated at any time by any of them or otherwise used in connection with their respective businesses;

(e)           the US Borrower has no knowledge that any Hazardous Material has been or is currently being generated, processed, stored or released (or is subject to a threatened Release) from, on or under any real property or facility owned or operated by any of the Obligors or any of their respective Subsidiaries, or otherwise used in connection with their respective businesses in a quantity or concentration that would require remedial action under any Environmental Law if reported to or discovered by the relevant Governmental Authority; and

(f)            to the knowledge of the US Borrower, there has been no underground storage tank located at any facility owned or operated by any of the Obligors or any of their respective Subsidiaries at any time.

Section 3.13           Labor Matters  As of the Closing Date, there are no strikes, lockouts or slowdowns against any of the Obligors or any of their respective Subsidiaries pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the US Borrower have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters. All payments due from any of the Obligors or any of their respective Subsidiaries, or for which any claim may be made against any of them, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of any of the Obligors or any of their respective Subsidiaries. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Obligors or any of their respective Subsidiaries is bound.

Section 3.14           Investment and Holding Company Status  Neither the US Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.15           Insurance  As of the Closing Date, Schedule 3.15 lists all policies or binders of fire, liability, worker’s compensation, vehicular or other insurance held by or for the benefit of the US Borrower (specifying the insurer, the policy number or covering note number with respect to binders). All insurance held by or for the benefit of the any of the Obligors or any of their respective Subsidiaries is in full force and effect, is with financially sound and reputable insurers and is in amounts and provides coverage that are reasonable and customary for Persons engaged in businesses similar to those conducted by any of the Obligors or any of their respective Subsidiaries.

Section 3.16           Solvency  Immediately after the consummation of the Transactions and the Acquisition to occur on the Closing Date, and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair market value of the assets of each Obligor will exceed its debts and liabilities; (b) the present fair saleable value of the property of each Obligor will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities; (c) each Obligor will be able to pay its debts and liabilities as they become absolute and mature; and (d) no Obligor will have unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 3.17           ERISA  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.18           Disclosure  The Borrowers have disclosed to the Lenders all factual matters of which the senior executive officers of the Borrowers have actual knowledge (other than general industry and economic conditions and legal and regulatory requirements applicable to companies and businesses similar to the members generally), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor the other reports, financial statements, certificates or other information furnished by or on behalf of any Obligor to the Administrative Agents or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contained, as of the date furnished, any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that no assurance has been given or will be given that any projected financial information and other projections and forward-looking information have been or will be achieved).

Section 3.19           Margin Stock  Except for repurchases of the US Borrower’s Equity Interests in accordance with the last sentence of this Section 3.19 and Section 5.08 and Section 6.07, no part of any Borrowing or any Swing Loan shall be used at any time, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock. None of the Borrowers nor any of their Subsidiaries are engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock. No part of the proceeds of any Borrowing will be used for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

ARTICLE IV

Conditions

Section 4.01           Effective Date  The obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent (or its counsel) shall have received each of the Security Documents from each applicable Obligor and same shall constitute satisfactory security documentation to create first priority security interests in the Collateral free and clear of all Liens, other than Permitted Liens.

(c)           The Administrative Agent shall have received such documents and certificates as the Administrative Agents or their counsel may reasonably request relating to the organization, existence and, where applicable, good standing of each Obligor, the authorization of the Transactions and the Acquisition, the authority of each natural Person executing any of the Loan Documents on behalf of any Obligor and any other legal matters relating to the Obligors, this Agreement or the Transactions and the Acquisition, all in form and substance reasonably satisfactory to the Administrative Agents and their counsel.

(d)           Each Lender requesting a promissory note evidencing Loans made by such Lender shall have received from the applicable Borrower a promissory note payable to such Lender in a form approved by the Administrative Agents in their sole discretion.

(e)           The Administrative Agents shall have received all fees and other amounts due and payable on or prior to the Effective Date, and to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any Borrower hereunder.

(f)            All material governmental and third party approvals and permits necessary in connection with the Transactions, the Acquisition and the continued operations of the Obligors shall have been obtained and be in full force and effect and copies thereof shall have been provided to Administrative Agent (or its counsel).

(g)           The Lenders shall have received (i) audited consolidated financial statements of the US Borrower for the most recent fiscal year of the US Borrower ended December 31, 2006, (ii) unaudited consolidated financial statements of the US Borrower for the three-month period ended September 30, 2007 and (iii) unaudited financial statements of the Target in accordance with German GAAP for its most recent three (3) fiscal years (with the statements for 2005 and 2006 translated into English) in each case reasonably satisfactory to the Administrative Agent.

(h)           The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Holme Roberts & Owen LLP, counsel for the Borrowers, covering such matters as the Administrative Agent shall reasonably request, (ii) local Pennsylvania and Connecticut counsel for the Borrowers, concerning enforceability and other matters related to the Mortgages and such other matters as the Administrative Agent shall reasonably request and (iii) French, Swedish, and German counsel to the Borrowers concerning the authority of Foreign Subsidiaries of the Borrowers that are Wholly Owned Subsidiaries to enter into the Transactions and such other matters as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsels to deliver such opinions.

(i)            The Administrative Agent shall have received reports of UCC, tax and judgment Lien searches or other similar searches conducted by a reputable search firm with respect to each Borrower and its respective Subsidiaries in each location requested by the Administrative Agents and the information disclosed in such reports shall be satisfactory to the Administrative Agents.

(j)            The Lenders shall have received details of the legal and capital structure of the Borrowers which shall be reasonably satisfactory to the Lenders.

(k)           All membership and stock certificates, if any, of each Subsidiary of the US Borrower described on Annex 3 to the Security Agreements will be delivered to Administrative Agent together with, as appropriate, related stock and membership powers executed in blank by the relevant Obligor.

(l)            The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that substantially simultaneously with the initial Borrowing the Indebtedness identified on Schedule 4.01(l) hereto will be paid in full.

(m)          The US Borrower shall have issued common stock representing not less than 13.5% of the aggregate purchase price for the Acquisition. The fees and expenses related to the Acquisition shall not exceed $5,000,000.

(n)           The Arranger shall have reviewed and be reasonably satisfied with the definitive documents in connection with the Acquisition Agreement.

(o)           The Administrative Agent shall have received satisfactory evidence that the Acquisition has been, or substantially simultaneously with the initial Borrowing will be, consummated.

(p)           The Leverage Ratio shall be no greater than 2.0 to 1.00. For purposes of this paragraph, the Leverage Ratio shall be calculated on a pro forma basis for the trailing four-quarter period ended September 30, 2007 giving effect to the Transactions and the Acquisition as if such Transactions and Acquisition were consummated at the commencement of such four-quarter period.

(q)           The Administrative Agents shall have received a solvency certificate reasonably satisfactory to it from the chief financial officer of the US Borrower that shall certify as to the solvency of the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP after giving effect to the Acquisition and the other transactions contemplated hereby.

(r)            The Administrative Agent shall have received the Phase I environmental reports and other environmental information in the possession of or available to the US Borrower and covering the Mortgaged Property listed on Schedule 4.01(r).

(s)           A pro forma of a mortgagee’s policy of title insurance for each of the Mortgaged Properties in a form promulgated by the American Land Title Association, insuring the lien of the Mortgages as a valid first lien on the Mortgaged Property free and clear of all defects and encumbrances except as approved by Administrative Agent. Each pro forma title policy shall be in the amount designated by the Administrative Agent and shall contain such endorsements as required by Administrative Agent.

(t)            The Administrative Agent shall have been provided a copy of any lease agreement covering the Mortgaged Property held by any of the US Borrower or its Domestic Subsidiaries.

(u)           The Administrative Agent shall have received a consent agreement executed by the owner of the leased property described in Section 4.01(t), which agreement shall be satisfactory in all respects to the Administrative Agent.

(v)           The Administrative Agent shall have received evidence of insurance coverage of each Borrower and its Subsidiaries satisfying the requirements of Section 5.05(b); the

Administrative Agent shall have been named as an additional insured and as a mortgagee/loss payee on the liability and casualty insurance policies covering the Mortgaged Property.

(w)          The Administrative Agent shall have received calculations showing the sources and uses of funds in connection with the Acquisition and the Loans funded on the Closing Date.

(x)            The Administrative Agent shall have received all documents and other items that it may reasonably request relating to any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent.

Section 4.02           Each Credit Event  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lender and the Euro Issuing Lender to issue, amend, renew or extend any Letter of Credit or Euro Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of each Obligor set forth in this Agreement or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit or Euro Letter of Credit, as applicable; provided, that to the extent any such representation and warranty was made as of a specific date, such representation and warranty shall be true and correct in all material respects as of such specific date.

(b)           No Material Adverse Effect shall have occurred since the date of the most recent Borrowing.

(c)           The Administrative Agents shall have received a request for a Borrowing as required by Section 2.03 or the Issuing Lender and the Administrative Agent or the Euro Issuing Lender and the Euro Administrative Agent, as applicable, shall have received a request for the issuance of a Letter of Credit or a Euro Letter of Credit, as applicable, as required by Section 2.05(b) or Section 2.06(b), as applicable.

(d)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit or Euro Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit or Euro Letter of Credit shall be deemed to constitute a representation and warranty by the relevant Obligors on the date thereof as to the matters specified in paragraphs (a) and (c) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed:

Section 5.01           Financial Statements and Other Information  The US Borrower will furnish to the Administrative Agents and each Lender:

(a)           within 90 days after the end of each fiscal year of the US Borrower, the audited consolidated balance sheet and related statements of operations, cash flows and shareholders’ equity as of the end of and for such year of the US Borrower, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the US Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           within 45 days after the end of the first three fiscal quarters of each fiscal year of the US Borrower, the consolidated balance sheet and related statements of operations, cash flows and shareholders’ equity as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year for the US Borrower, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the US Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the US Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.15 and Section 6.16 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the last audited financial statements delivered pursuant to Section 5.01(a) and, if any such change has occurred, specifying the effect such change would have on the financial statements accompanying such certificate;

(d)           promptly after the same become available, copies of all periodic and other reports, proxy statements and other materials filed by the US Borrower with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as applicable;

(e)           within 90 days following the commencement of each fiscal year, the US Borrower and its Subsidiaries operating and capital expenditure budgets and cash flow forecast for such fiscal year (which shall include a projected combined balance sheet summary for the US Borrower and its Subsidiaries of the last day of such fiscal year and the related projected statements of combined income and cash flows for such fiscal year);

(f)            promptly upon receipt of any complaint, order, citation, notice or other written communication from any Person with respect to, or upon any Obligor’s obtaining knowledge of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or any Environmental Liability in connection with any property now or previously owned, leased or operated by the Borrowers or any of their Subsidiaries, (ii) any release of Hazardous Substances on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, and (iii) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case of clauses (i), (ii) and (iii) above in which there is a reasonable likelihood of an adverse decision or determination that could reasonably be expected to result in a Material Adverse Effect, a certificate of an executive officer of the US Borrower, setting forth the details of such matter and the actions, if any, that such Obligor is required or proposes to take;

(g)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrowers or any of their Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agents or any Lender may reasonably request; and

(h)           within 90 days after the end of each fiscal year, a report in form and substance reasonably satisfactory to the Administrative Agent describing all material insurance coverage maintained by any of the Obligors or any of their respective Subsidiaries as of the date of such report.

Section 5.02           Notices of Material Events  The US Borrower will furnish to the Administrative Agents and each Lender prompt written notice of the following:

(a)           the occurrence of any Default and the action that the Obligors are taking or propose to take with respect thereto;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Obligor that could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of the Loan Documents;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)           any other development that results in, or could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the US Borrower setting forth the details of the event or development requiring such notice and any action, if any, taken or proposed to be taken with respect thereto.

Section 5.03           Existence; Conduct of Business  Each Borrower will, and will cause each of its respective Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except to the extent failure to maintain or preserve could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

Section 5.04           Payment of Obligations  Each Borrower will, and will cause each of its respective Subsidiaries to, pay when due its material obligations, including liabilities for Taxes, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) it has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05           Maintenance of Properties; Insurance  Each Borrower will, and will cause each of its respective Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06           Books and Records; Inspection Rights  Each Borrower will, and will cause each of its respective Subsidiaries to, keep proper books of record and account in which in all material respects full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Borrower will, and will cause each of its respective Subsidiaries to, permit any representatives designated by the Administrative Agents, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided a representative of the US Borrower shall have the right to be present), all at such reasonable times and as often as reasonably requested; provided, that following the Effective Date and so long as no Event of Default has occurred and is continuing, the US Borrower shall only be required to reimburse the Administrative Agents in accordance with Section 10.03 for the cost of one such inspection in any fiscal year.

Section 5.07           Compliance with Laws   Each Borrower will, and will cause each of its respective Subsidiaries to, comply with all Laws (including Environmental Laws) and Orders applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08           Use of Proceeds and Letters of Credit  Each Borrower covenants and agrees that the proceeds of the Loans it receives will be used only to (i) finance the Acquisition;

(ii) to refinance existing indebtedness; (iii) to pay the fees, expenses and other transaction costs of the Transactions and the Acquisition; and (iv) to fund working capital needs and general corporate purposes of such Borrower and its Subsidiaries. Each Borrower covenants and agrees that no part of the proceeds of any Loan it receives will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit and Euro Letters of Credit will be issued only to support the working capital needs and general corporate obligations of the such Borrower and its Subsidiaries relating to their respective lines of business as currently conducted.

Section 5.09           Additional Guarantees and Security Documents  If any additional Wholly Owned Subsidiary of the US Borrower is formed or acquired after the Effective Date, the US Borrower will promptly notify the Administrative Agents thereof and

(a)           if such Subsidiary is a Domestic Subsidiary, within 30 days after such Subsidiary is formed or acquired, the US Borrower shall cause (i) any such Domestic Subsidiary the assets of which are all or substantially all comprised of stock or securities in one or more Foreign Subsidiaries to execute a Joinder Agreement for purposes of such Subsidiary becoming a US Guarantor under Section 9.01(a)(i) hereunder and a party to the relevant Security Documents, which Security Documents secure the Obligations of the Euro Borrower and deliver to the Administrative Agent such other documents relating thereto as the Administrative Agent shall reasonably request, (ii)any such Domestic Subsidiary the assets of which are not all or substantially all comprised of stock or securities in one or more Foreign Subsidiaries to execute a Joinder Agreement for purposes of such Subsidiary becoming a US Guarantor under Section 9.01(a)(ii) hereunder and a party to the relevant Security Documents, which Security Documents secure the Obligations of the US Borrower and deliver to the Administrative Agent such other documents relating thereto as the Administrative Agent shall reasonably request, (iii) the Equity Interests issued by any such Subsidiary described in clause (a)(i) above representing 65% of the total combined voting power (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) of all of the Equity Interests in such Subsidiary to be pledged to secure the Obligations of the US Borrower and the Obligations of the Euro Borrower pursuant to the relevant Security Documents and (iv) all of the Equity Interests issued by any such Subsidiary described in clause (a)(ii) to be pledged to secure the Obligations of the US Borrower and the Obligations of the Euro Borrower pursuant to the relevant Security Documents;

(b)           if such Subsidiary is a Foreign Subsidiary that is owned by a Domestic Subsidiary or by the US Borrower, within 30 days after such Subsidiary is formed or acquired, the US Borrower shall cause (i) such Subsidiary to execute a Joinder Agreement for purposes of such Subsidiary becoming a Euro Guarantor hereunder and deliver to the Euro Administrative Agent such other documents relating thereto as the Euro Administrative Agent shall reasonably request and (ii) the Equity Interests issued by such Subsidiary representing 65% of the total combined voting power (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) of all of the Equity Interests in such Subsidiary to be pledged to secure the Obligations of the US Borrower pursuant to the relevant Security Documents; and

(c)           if such Subsidiary is a Foreign Subsidiary owned by a Foreign Subsidiary or by the Euro Borrower or any of its Subsidiaries, within 30 days after such Subsidiary is formed or acquired, the Euro Borrower shall cause (i) such Subsidiary to execute a Joinder Agreement for purposes of such Subsidiary becoming a Euro Guarantor hereunder and deliver to the Euro Administrative Agent such other documents relating thereto as the Euro Administrative Agent shall reasonably request and (ii) all of the Equity Interests issued by such Subsidiary to be pledged to secure the Obligations of the Euro Borrower pursuant to the relevant Security Documents.

(d)           The intent of the Parties under this Agreement is that no Foreign Subsidiary of the US Borrower, or Domestic Subsidiary all or substantially all of the assets of which consist of stock or securities in one or more Foreign Subsidiaries, shall be treated as a pledgor or guarantor with respect to the Loan to any Obligation of the US Borrower for purposes of Code Section 956(d) and Treasury Regulation Section 1.956-2(c), and that the provisions of this Agreement shall be interpreted in a manner consistent with that intent.

Section 5.10           Compliance with ERISA  In addition to and without limiting the generality of Section 5.07, to the extent applicable, each Borrower shall, and shall cause each of its respective Subsidiaries to, (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA), (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC (other than liability for PBGC premiums) or (ii) a past due liability to any Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any material civil penalty under ERISA or any tax under the Code, (d) operate each employee benefit plan in such a manner that will not incur any material tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code, in each case of clauses (a), (b), (c) and (d) above, except to the extent such failure to comply, such not taking such action, such failure to take such action, such not participating or such operating would not reasonably be expected to result in a Material Adverse Effect and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any employee benefit plan as may be reasonably requested by the Administrative Agent.

Section 5.11           Compliance with Environmental Laws; Environmental Reports  (a) Each Borrower shall, and shall cause each of its respective Subsidiaries to, (i) comply, and use best efforts to cause all lessees and other persons occupying real property owned, operated or leased by any of them to comply, in all material respects with all Environmental Laws applicable to its operations and real property; (ii) obtain and renew all material Governmental Approvals required under Environmental Laws applicable to its operations and real property; and conduct any Response in accordance with Environmental Laws; provided that no Borrower or any of its respective Subsidiaries shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)           If a Default caused by reason of a breach of Section 3.12 or Section 5.11(a) shall have occurred and be continuing for more than 10 days without such Borrower or its Subsidiaries commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, the US Borrower shall provide to the Lenders within 30 days after such request, at the expense of the US Borrower, an environmental assessment report regarding the matters that are the subject of such Default, including where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm and in the form and substance reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

Section 5.12           Maintain Business  Except as otherwise permitted hereunder, each Borrower shall, and shall cause each of its respective Subsidiaries to, continue to engage primarily in the business or businesses being conducted on the date of this Agreement and businesses reasonably related thereto and other reasonable expansions and extensions of such business or businesses.

Section 5.13           Further Assurances and New Intellectual Property  Each Obligor will, at its own cost and expense, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be reasonably necessary or as the Administrative Agents or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Loan Documents and the Transactions, including all such actions to establish, preserve, protect and perfect the estate, right, title and interest of the Lenders, or the Administrative Agents for the benefit of the Lenders, to the Collateral (including Collateral acquired after the date hereof). If any material trademark, copyright or patent is acquired by the US Borrower or any of its Domestic Subsidiaries which is a US guarantor pursuant to Section 9.01(a)(ii) after the Effective Date (other than trademarks, copyrights and patents constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), the US Borrower shall promptly give notice to the Administrative Agent thereof, and, shall cause such assets to be subjected to a Lien securing the Obligations of the US Borrower and the Obligations of the Euro Borrower.

Section 5.14           Delivery of Title Policies  The US Borrower shall cause originals of the title policies described in Section 4.01(r) to be delivered to the Administrative Agent no later than thirty (30) days after the Closing Date.

Section 5.15           Post Closing Joinder  Within thirty (30) days of the Closing Date, the US Borrower and the Euro Borrower shall cause (i) DYNAenergetics Beteiligungs GmbH and DYNAenergetics GmbH & Co. KG to execute Joinder Agreements in accordance with Section 5.09(c) and shall provide evidence reasonably satisfactory to Administrative Agent that one hundred percent of the equity issued in both such entities has been registered in the name of DYNAenergetics Holding GmbH in the share registries of such entities and (ii) shall cause Nobelclad Europe S.A. and Nitro Metall AB to execute Joinder Agreements in accordance with Section 5.09(c).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed:

Section 6.01           Indebtedness  No Borrower will, nor will permit any of its respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness created hereunder or under any of the Loan Documents, including renewals, extensions, refinancings and replacements hereof or thereof;

(b)           Indebtedness set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)           Indebtedness of any Obligor or any of its respective Subsidiaries incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $5,000,000 at any time outstanding;

(d)           Indebtedness owed by any Obligor to any other Obligor and guarantees by any Obligor of the Indebtedness of any other Obligor;

(e)           Indebtedness owed by any Obligor to any of the Subsidiaries of the US Borrower that is not an Obligor and guarantees by any such Subsidiary of any Indebtedness of any Obligor; provided that such Indebtedness is, and subrogation or reimbursement rights in respect of such guarantees are, subordinated in right of payment to the Obligations of such Obligor under the Loan Documents on terms reasonably acceptable to the Administrative Agent;

(f)            Indebtedness owed by any Subsidiary of any Obligor to any Obligor and guarantees of any Obligor of the Indebtedness of any such Subsidiary; provided that the principal amount of such Indebtedness and guarantees together with the principal amount of Indebtedness owed to any Obligor pursuant to Section 6.01(h) in the aggregate shall be limited to $10,000,000 at any time outstanding. Notwithstanding the foregoing, no additional such Indebtedness shall be incurred and no additional such guarantees shall be made during the continuance of an Event of Default;

(g)           Indebtedness owed by any Subsidiary of any Obligor that is not an Obligor to any other Subsidiary that is not an Obligor and guarantees by any such Subsidiary of the Indebtedness of any other Subsidiary that is not an Obligor;

(h)           Indebtedness of any Subsidiary of any Obligor to the holders (or their respective Affiliates) of the Equity Interests in such Subsidiary on a basis that is substantially proportionate to their Equity Interests (with any disproportionately large interest received by any Obligor or any of its respective Subsidiaries or any disproportionately small interest received by any Person other than such Obligor or any such Subsidiary, being ignored for this purpose); provided that the principal amount of such Indebtedness owed to any Obligor together with the principal amount of Indebtedness owed to any Obligor pursuant to Section 6.01(f) shall be limited to $10,000,000 at any time outstanding. Notwithstanding the foregoing, no additional such Indebtedness shall be incurred during the continuance of an Event of Default;

(i)            Indebtedness arising in connection with any Swap Agreement permitted by Section 6.06;

(j)            Indebtedness in respect of deposits made by customers and held under forward purchasing arrangements entered into with customers in the ordinary course of business;

(k)           Indebtedness in respect of performance, bid, surety, appeal or similar bonds or completion or performance guarantees provided in the ordinary course of business;

(l)            Indebtedness in respect of workers’ compensation claims or self-insurance obligations otherwise permitted hereunder, in each case incurred in the ordinary course of business;

(m)          customary indemnification, reimbursement or similar obligations and warranties under leases and other contracts in the ordinary course of business;

(n)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days after incurrence;

(o)           Indebtedness constituting Investments permitted by Section 6.05;

(p)           the obligations to pay the purchase price, the hold back obligations and the indemnification obligations under the documents and agreements entered into or being entered into in respect of the Acquisition; and

(q)           unsecured Indebtedness in the aggregate amount not in excess of $6,000,000 outstanding at any time.

Section 6.02           Liens  No Borrower will, nor will permit any of its respective Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Permitted Encumbrances;

(b)           Liens created by the Security Documents;

(c)           Liens to secure Swap Agreements with any of the Lenders or Affiliate thereof;

(d)           Liens on any property or asset of any Borrower or any of its respective Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Liens shall not apply to any other property or asset of any Borrower or any of such Subsidiaries and (ii) such Liens shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof;

(e)           Liens on assets acquired, constructed or improved by any Borrower or any of its respective Subsidiaries; provided that (i) such Liens secure Indebtedness permitted by clause (c) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such assets and (iv) such Liens shall not apply to any other property or assets of any Borrower or any of its respective other Subsidiaries;

(f)            Liens existing on any property or asset prior to the acquisition thereof by any Borrower or any of its respective Subsidiaries or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (ii) such Liens shall not apply to any other property or assets of any Borrower or any of its respective other Subsidiaries, (iii) such Liens shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof and (iv) such Liens secure only Indebtedness permitted under Section 6.01(c);

(g)           Liens in respect of the funds, Equity Interests or other properties or assets held in escrow in connection with the Acquisition as provided in the escrow agreement entered into pursuant to the Acquisition Agreement;

(h)           Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off, netting or similar rights and remedies as to deposit, securities and commodities accounts;

(i)            Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business solely in connection with the purchase of such goods;

(j)            Liens in favor of customs and revenue authorities arising by operation of law to secure payment of customs duties in connection with the importation of goods;

(k)           Liens deemed to exist in connection with investments in repurchase agreements described under clause (d) of the definition of Permitted Investments;

(l)            Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code as in effect in the applicable state or District of Columbia;

(m)          Liens in favor of any Obligor securing Indebtedness permitted under Section 6.01(d) and Section 6.01(f); provided that any such Liens encumbering assets of an Obligor shall be subordinated in right of payment to the Obligations of such Obligor under the Loan Documents on terms reasonably acceptable to the Administrative Agent;

(n)           Liens arising out of conditional sale, title retention, consignment or similar arrangements, or by way of contract that secures Indebtedness under any agreement, for the sale of goods and services; and

(o)           Liens on Equity Interests consisting of preferred equity certificates of Dynamic Material Luxembourg 1 S.à r.l. and Dynamic Materials Luxembourg 2 S.à r.l., that (i) require a holder of common or ordinary shares of such issuers to hold such preferred equity certificates in a specified proportion, (ii) require a holder of such preferred equity certificates to hold common or ordinary shares of such issuers in a specified proportion, (iii) restrict transfers of such preferred equity certificates, common shares or ordinary shares of such issuers to transfers that result in compliance with the preceding clauses (i) and (ii) or (iv) permit such issuers to call or redeem such Equity Interests.

Section 6.03           Fundamental Changes  No Borrower will, and will permit any of its respective Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and, if such transaction involves the US Borrower, the US Borrower shall survive such transaction:

(a)           any Subsidiary of the US Borrower may merge into or consolidate with another Subsidiary of the US Borrower and any Subsidiary of the US Borrower may merge into or consolidate with the US Borrower;

(b)           any Subsidiary of the US Borrower may merge into or consolidate with any other Person so long as such Subsidiary is the surviving entity of such merger or consolidation to the extent permitted under Section 6.10;

(c)           any Subsidiary of the US Borrower may liquidate or dissolve so long as an Obligor acquires all or substantially all of the assets of such Subsidiary in liquidation (or in the case such Subsidiary is not a Wholly Owned Subsidiary, such Obligor receives its pro rata share of such assets in liquidation); and

(d)           any Obligor or any of its respective Subsidiaries may change its jurisdiction of organization subject to compliance with Section 6.11.

Section 6.04           Asset Sales  No Borrower will, nor will permit any of its respective Subsidiaries to, make or permit any Disposition (whether in one or a related series of transactions) of any property or assets (other than cash and cash equivalents) or enter into any agreement to do so, except:

(a)           Dispositions of inventory in the ordinary course of business;

(b)           Dispositions of assets, properties or businesses to any Borrower or any of its respective Wholly Owned Subsidiaries;

(c)           Dispositions of equipment and other property which is obsolete, worn out or no longer used in or useful to such Person’s business, all in the ordinary course of business;

(d)           Dispositions occurring as the result of a Casualty Event, condemnation or expropriation;

(e)           any Disposition (excluding any Disposition consisting of any Equity Interest in any of the Subsidiaries of the US Borrower) if (i) the consideration therefor is not less than the fair market value of the related asset (as determined in good faith by the Financial Officer of the US Borrower) and (ii) after giving effect thereto, the aggregate fair market value of the assets as reasonably determined by the Borrower disposed of in all Dispositions would not exceed $5,000,000 during any fiscal year and $10,000,000 in the aggregate during the term hereof; provided that the consideration for any Disposition shall consist of at least 75% cash or cash equivalents payable at closing or notes, to the extent permitted under Section 6.05;

(f)            Dispositions by any Domestic Subsidiary of its assets to another Domestic Subsidiary that is a Wholly Owned Subsidiary, and Dispositions by any Subsidiary of the Euro Borrower of its assets to any other Subsidiary of the Euro Borrower that is a Wholly Owned Subsidiary;

(g)           Dispositions of delinquent accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(h)           the surrender of contractual rights or the settlement, release or surrender of any contract, tort or other litigation claims in the ordinary course of business;

(i)            the abandonment or Disposition of Intellectual Property or other proprietary rights that are, in the reasonable business judgment of the US Borrower, no longer practicable to maintain or useful in the conduct of the business of any Borrower or any of its respective Subsidiaries;

(j)            Dispositions permitted by Section 6.03;

(k)           Dispositions of Indebtedness from the US Borrower to a Subsidiary thereof or from a Subsidiary of the US Borrower to the US Borrower or another Subsidiary thereof in exchange for, upon conversion for, or contribution in respect of, Equity Interests in such Subsidiary of the US Borrower in connection with the capitalization or recapitalization from time to time of any such Subsidiary;

(l)            payment of Restricted Payment permitted by Section 6.07;

(m)          Dispositions of Permitted Investments; and

(n)           any agreement to do any of the foregoing matters described in clauses (a) through (m) of this Section.

Section 6.05           Investments   No Borrower will, and will permit any of its Subsidiaries to, make or permit to exist any Investment in any other Person, except:

(a)           Permitted Investments;

(b)           Investments listed on Schedule 6.05 and any extensions, renewals, replacements or refinancings thereof that do not increase the amount of such Investments;

(c)           Investments and guarantees constituting Indebtedness permitted by Section 6.01(d) and Section 6.01(e);

(d)           Investments permitted by Section 6.03 or Section 6.06;

(e)           Business Acquisitions permitted by Section 6.10;

(f)            Investments by any Obligor in any Subsidiary of any Obligor; provided that such Investment in any such Subsidiary that is not an Obligor shall be limited to $10,000,000, net of any cash returned on such Investments. Notwithstanding the foregoing, no additional such Investment in any such Subsidiary that is not an Obligor shall be made during the continuance of an Event of Default;

(g)           Investments by any Obligor in any other Obligor;

(h)           Investments received in satisfaction of judgments, settlements of accounts, debts or compromises of obligations or as consideration for the settlement, release or surrender of a contract, tort or other litigation claims, in each case in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(i)            prepaid expenses and advances in the ordinary course of business, and lease, utility, workers’ compensation, performance and other similar deposits in the ordinary course of business;

(j)            deposits of cash with banks or other financial institutions in the ordinary course of business so long as any such deposits by the US Borrower and any Domestic Subsidiary are subject to perfected Liens in favor of the Administrative Agent;

(k)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the granting of trade credit in the ordinary course of business;

(l)            Investments by any Subsidiary that is not a Obligor in, to, or for the benefit of any Subsidiary that is not an Obligor; and

(m)          Investments received as consideration from any Disposition permitted by Section 6.04.

(n)           Other Investments not otherwise permitted by this Section 6.05 in aggregate amounts not in excess of $1,000,000 at any time outstanding.

Section 6.06           Swap Agreements  No Borrower will, nor will permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate raw material and supply cost risks or other risks to which any Borrower or any of its respective Subsidiaries has actual exposure; (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of any Borrower or any of its respective Subsidiaries; and (c) Swap Agreements to hedge foreign exchange rate risks to which any Borrower or any of its respective Subsidiaries has actual exposure. No Swap Agreement may be secured by a Lien except as permitted by Section 6.02(c).

Section 6.07           Restricted Payments  No Borrower will, nor will permit any of its respective Subsidiaries to, declare or make, or agree to pay or make, any Restricted Payment, except:

(a)           Restricted Payments by any Subsidiary of the US Borrower ratably with respect to the Equity Interests in such Subsidiary;

(b)           Restricted Payments to any Obligor;

(c)           to purchase, retire, cancel or otherwise acquire any of the Equity Interests of the US Borrower being deposited in escrow in connection with the Acquisition pursuant to the escrow agreement entered into pursuant to the Acquisition Agreement;

(d)           Restricted Payments by the US Borrower pursuant to and in accordance with any stock option plans or other benefit plans for management (including non-employee directors) or employees of the US Borrower or any of its Subsidiaries in an aggregate amount during any fiscal year not to exceed $5,000,000; and

(e)           Restricted Payments during any fiscal year that do not exceed the lesser of (i) $5,000,000 or (ii) fifty percent (50%) of Net Income minus payments made from Excess Cash Flow pursuant to Section 2.10(b) of the US Borrower for the immediately prior fiscal year; provided that for purposes of this clause (d) no Event of Default exists or is created thereby.

Section 6.08           Transactions with Affiliates  No Borrower will, and will not permit any of its respective Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with any of its Affiliates, except:

(a)           at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary, as applicable, than could be obtained on an arm’s-length basis from unrelated third parties;

(b)           any transaction between or among any of the Obligors;

(c)           transactions between or among any Subsidiary of the US Borrower that is not an Obligor and one or more other Subsidiaries of the US Borrower that are not Obligors;

(d)           Indebtedness permitted by clauses (d) and (e) of Section 6.01;

(e)           transactions permitted by Section 6.03;

(f)            any transaction permitted by clauses (a) through (n) of Section 6.04;

(g)           Investments permitted by Section 6.05;

(h)           any Restricted Payment permitted by Section 6.07;

(i)            the payment of reasonable fees, expenses and compensations to officers, directors, managers, employees and consultants of any Borrower or any of its respective Subsidiaries and customary indemnification and insurance arrangements in favor of any such officer, director, manager, employee or consultant, and any agreement related to any of the foregoing entered into in the ordinary course of business; and

(j)            any agreements in existence on the Effective Date, as set forth on Schedule 6.08(j), as such agreements may be renewed, replaced or otherwise modified after the Closing Date upon terms which taken as a whole are not less favorable to the US Borrower and its Subsidiaries than the original terms of such agreements.

Section 6.09           Restrictive Agreements  No Borrower will, and will permit any of its respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Borrower or any of its respective Subsidiaries to create, incur or permit to exist any Lien upon any of its or their property or assets, or (b) the ability of any Obligor to pay dividends or other distributions with respect to any shares of its capital stock (to the extent the holder of such shares is another Obligor) or to make or repay loans or advances to such Borrower or any Guarantor or to guarantee Indebtedness of such Borrower or any Guarantor; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any Subsidiary of the US Borrower pending such sale, provided such restrictions and conditions apply only to the Subsidiary of the US Borrower that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) clause (a) of the foregoing shall not apply to the provisions of the escrow agreement entered into pursuant to the Acquisition Agreement.

Section 6.10           Business Acquisitions   Except as otherwise permitted by Section 6.05, no Borrower will, nor will permit any of its respective Subsidiaries to, make any Business Acquisitions; provided that each Borrower and any of its respective Subsidiaries may make Business Acquisitions provided that (a) the sum of the aggregate cash consideration paid therefor (excluding any amounts financed with new equity) shall not exceed $10,000,000 or the equivalent in such other currency used in connection with such Business Acquisition, and the total consideration paid therefor (excluding any amounts financed with the new equity) shall not exceed $25,000,000 or the equivalent in such other currency used in connection with such Business Acquisition in the aggregate during any trailing four quarter period; (b) the Leverage Ratio calculated on a pro forma basis for the most recently ended trailing four-quarter period for which financial statements are required to be delivered pursuant to Section 5.01(b) giving effect to any such Business Acquisition as if such Business Acquisition were consummated at the commencement of such four-quarter period shall not be greater than the maximum permitted Leverage Ratio as set forth in Section 6.16 at such time minus 0.25; (c) the acquired business or assets are in the same or similar line of business as any Borrower or any of its respective Subsidiaries; (d) for any Business Acquisition with total consideration in excess of $50,000,000 or the equivalent in such other currency used in connection with such Business Acquisition, Borrower shall have received the written approval of the Administrative Agent having received the written approval of the Required Lenders, which approval shall not be unreasonably withheld and, in connection therewith, the Borrower shall have given the Administrative Agent and the Lenders at least ten (10) Business Days prior written notice of any such proposed Business Acquisition (each of such notices, a “Permitted Acquisition Notice”), which notice must be timely provided and must be accompanied by all of the information required in this Section 6.10 and shall (i) contain the estimated date such proposed Business Acquisition is scheduled to be consummated, (ii) attach a true and correct copy of the draft purchase agreement (if available), letter of intent, description of material terms or similar agreements executed by the parties thereto in connection with such proposed Business Acquisition, (iii) contain the estimated aggregate purchase price of such proposed Business Acquisition and the estimated amount of related costs and expenses and the intended method of financing thereof, and (iv) contain the estimated amount of Loans required to effect such proposed Business Acquisition; (e) no Default shall exist before or immediately after giving effect to such Business Acquisition; (f) prior to the consummation of the proposed Business Acquisition with a total consideration paid therefor in excess of $10,000,000 or the equivalent in such other currency used in connection with such Business Acquisition the US Borrower shall furnish the Administrative Agents and the Lenders an officer’s certificate executed by a Financial Officer of the US Borrower, certifying as to compliance with the requirements of the applicable preceding Section 6.10(a) through Section 6.10 (e), containing the calculations required in this Section 6.10; and (g) the consummation of each Business Acquisition shall be deemed to be a representation and warranty by the US Borrower that all conditions thereto under this Section 6.10 have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder.

Section 6.11           Constituent Documents  No Obligor will amend its charter or by-laws or other constitutive documents in any manner which could adversely and materially affect the rights of the Lenders under this Agreement or their ability to enforce the same; provided, however, any Obligor shall be permitted after the date hereof to amend its constitutive documents for the purpose of changing its jurisdiction of organization so long as the Administrative Agent is given 30 days’ prior written notice of such change.

Section 6.12           Sales and Leasebacks  No Borrower shall, nor shall permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that (i) any Borrower or any of its respective Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than any Borrower or any of its respective Subsidiaries) or (ii) any Borrower or any of its respective Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Borrower or such Subsidiary to any Person (other than any other Borrower or any of other Subsidiaries of such Borrower) in connection with such lease; except for any such arrangement whereby any such sale or transfer of any assets that is made for cash consideration in an amount not less than the cost of such asset and is consummated within 180 days after such Borrower or such Subsidiary acquires or completes construction of such asset.

Section 6.13           Capital Expenditures  No Borrower will, nor will permit any of its Subsidiaries to, make Capital Expenditures in the aggregate (including any Capital Lease Obligations) in any fiscal year which result in all Capital Expenditures made during such fiscal year by the US Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP to exceed: (i) for the year ended December 31, 2008, $10,000,000 and (ii) thereafter, $8,000,000, in each case, plus, beginning in the fiscal year ended December 31, 2009, the unused amount of such cap during the immediately prior year (but only for such immediately prior year and not any earlier periods).

Section 6.14           Changes in Fiscal Year  The US Borrower shall not change the end of its fiscal year to a date other than December 31.

Section 6.15           Fixed Charge Coverage Ratio  The US Borrower shall not permit the Fixed Charge Coverage Ratio (i) from January 1, 2008 through December 31, 2008, measured quarterly as of the last day of each fiscal quarter, to be less than 1.35 to 1.0 and (ii) thereafter, for any trailing four quarter period measured as of the last day of any fiscal quarter, to be less than 1.50 to 1.0.

Section 6.16           Leverage Ratio  The Borrowers shall not permit the Leverage Ratio for any trailing four-quarter period measured as of the last day of each fiscal quarter to exceed (i) 2.0 to 1.0 for the period from the Effective Date through December 31, 2008, (ii) 1.50 to 1.0 for the period from January 1, 2009 through December 31, 2009, (iii) 1.25 to 1.0 for the period from January 1, 2010 through December 31, 2010 and (iv) 1.0 to 1.0 thereafter.

ARTICLE VII

Events of Default and Remedies

Section 7.01           Events of Default  If any of the following events (“Events of Default”) shall occur:

(a)           the US Borrower shall fail to pay any principal of any Term Loan or Revolving Loan or any reimbursement obligation in respect of any LC Disbursements, or the Euro Borrower shall fail to pay any principal of any Eurocurrency Loan, in each case when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the US Borrower shall fail to pay any interest on any Term Loan or Revolving Loan or any fee or other amount (other than an amount referred to in clause (a) of this Section

7.01) payable under this Agreement or the other Loan Documents in respect of any Term Loan or Revolving Loan or the Euro Borrower shall fail to pay any interest on any Eurocurrency Loan or any fee or other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or the other Loan Documents in respect of any Eurocurrency Loan, in each case when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of any Borrower or any of its respective Subsidiaries in or in connection with this Agreement or any Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement, or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;

(d)           any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the US Borrower’s existence) or Section 5.08 or in Article VI (other than those referenced in (e) and (f), below);

(e)           any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article VII) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice of such failure from Administrative Agent to the US Borrower;

(f)            any Borrower or any of their Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (in each case, after giving effect to any applicable grace or notice period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any of its Subsidiaries or for a substantial part of its assets (individually, or in the aggregate), and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            any Borrower or any of its Subsidiaries, shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any of its Subsidiaries or for a substantial part of their (individually, or in the aggregate) assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            any Borrower or any Subsidiary shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money that is not covered by insurance in an aggregate amount in excess of $2,000,000 shall be rendered against any Borrower or any of its respective Subsidiaries or any combination thereof and the same shall remain undischarged or unstayed for a period of 60 consecutive days during which execution shall not be effectively stayed, or any attachment or levy shall be entered upon any assets of such Borrower or Subsidiary to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)          a proceeding shall be commenced by any Obligor seeking to establish the invalidity or unenforceability of any Loan Document (exclusive of questions of interpretation thereof), or any Obligor shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;

(n)           any Lien created by any of the Security Documents shall at any time fail to constitute a valid and (to the extent required by the Security Documents) perfected Lien on any material portion of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or any Obligor shall so assert in writing, in each case (i) other than as a result of action or inaction of the Administrative Agents or any Lender, including the expiration of an UCC financing statements or other instruments necessary to perfect the Administrative Agent’s Lien in the Collateral or (ii) as a result of any Disposition of any Collateral permitted under the applicable Loan Documents or as otherwise permitted thereunder; or

(o)           a Change in Control occurs;

then, and in every such event (other than an event with respect to either Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the US Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of them; and in case of any event described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest notice of acceleration or the intent to accelerate or any other notice of any kind, all of which are hereby waived by each of them, and (iii) exercise any or all of the remedies available to it under any of the Loan Documents, at Law or in equity (including, without limitation, conducting a foreclosure sale of any of the Collateral).

Section 7.02           Cash Collateral  In addition to the remedies contained in Section 7.01, upon the occurrence and continuance of any Event of Default, the Administrative Agents shall have the remedies available to them under Section 2.05(j) and Section 2.06(j), respectively.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent and the Euro Administrative Agent as its agents and authorizes the Administrative Agent and the Euro Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agents by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Lender serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Affiliates thereof as if it were not the Administrative Agent hereunder.

The Administrative Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agents required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the Administrative Agents or any of their Affiliates in any capacity. The Administrative Agents shall not be liable for any action taken or not taken by them with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agents by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agents.

The Administrative Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agents also may rely upon any statement made to them orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agents may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agents may perform any and all their duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agents. The Administrative Agents and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agents.

In addition, each of the Lenders, the Issuing Lender and the Euro Issuing Lender hereby indemnifies the Agents (to the extent not reimbursed by the Borrowers), ratably according to its respective pro rata share of the total of the Commitments, or if no Commitments are outstanding, the respective pro rata share of the total of the Commitments immediately prior to the time Commitments ceased to be outstanding held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agents (or either of them) in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agents under this Agreement or the other Loan Documents (including any action taken or omitted under Article II of this Agreement). Without limitation of the foregoing, each Lender, the Issuing Lender and the Euro Issuing Lender agrees to reimburse each of the Administrative Agents promptly upon demand for its respective pro rata share of the total of the Commitments of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agents (or either of them) in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or the other Loan Documents to the extent that such Administrative Agent is not reimbursed for such expenses by the Borrower. The provisions of this section shall survive the termination of this Agreement and the payment of the Obligations.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, either of the Administrative Agents may resign at any time by notifying the Lenders, the Issuing Lender, the Euro Issuing Lender and the US Borrower. Upon any such resignation, the Required Lenders shall have the right, with the approval of US Borrower, which shall not be unreasonably withheld, conditioned or delayed, and shall not be required during the existence of an Event of Default, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Guarantee

Section 9.01           The Guarantee  (a)(i)  Each US Guarantor the assets of which are all or substantially all comprised of stock or securities in one or more Foreign Subsidiaries hereby jointly, severally, unconditionally and irrevocably with every other such US Guarantor guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Euro Revolving Loans and the Euro Term Loans, and the full and punctual payment of all other Obligations payable by the Euro Borrower and any Euro Guarantor under the Loan Documents. Upon failure by the Euro Borrower or any

Euro Guarantor to pay punctually any such amount, each such US Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents.

(ii)           Each US Guarantor the assets of which are not all or substantially all comprised of stock or securities in one or more Foreign Subsidiaries hereby jointly, severally, unconditionally and irrevocably with every other such US Guarantor guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Revolving Credit Loans, the Term Loans, the Euro Revolving Loans and the Euro Term Loans, and the full and punctual payment of all other Obligations payable by the US Borrower, the Euro Borrower, any Euro Guarantor or any other US Guarantor under the Loan Documents. Upon failure by the US Borrower, the Euro Borrower, any Euro Guarantor or any other US Guarantor to pay punctually any such amount, each such US Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents.

(iii)          The Guarantee contained in clauses (i) and (ii) of this paragraph is a guaranty of payment and not of collection. The Lenders shall not be required to exhaust any right or remedy or take any action against the US Borrower, the Euro Borrower, the Euro Guarantors, the US Guarantors or any other Person or any Collateral. Each US Guarantor agrees that, as between such US Guarantor and the Lenders, the Obligations of the US Borrower, the Euro Borrower, the Euro Guarantors and the other US Guarantors may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the US Borrower or the Euro Borrower and that in the event of a declaration or attempted declaration, the Obligations of the US Borrower, the Euro Borrower, the Euro Guarantors and the other US Guarantors shall immediately become due and payable by each US Guarantor for the purposes of this Guarantee.

(b)           Each Euro Guarantor hereby jointly, severally, unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Eurocurrency Loans, and the full and punctual payment of all other Obligations payable by the Euro Borrower or any other Euro Guarantor under the Loan Documents. Upon failure by the Euro Borrower or any other Euro Guarantor to pay punctually any such amount, each Euro Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents. This Guarantee is a guaranty of payment and not of collection. The Lenders shall not be required to exhaust any right or remedy or take any action against the Borrowers, the Guarantors, or any other Person or any Collateral. The Euro Guarantors agree that, as between the Euro Guarantors and the Lenders, the Obligations of the Euro Borrower and the other Euro Guarantors may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Euro Borrower and that in the event of a declaration or attempted declaration, the Obligations of the Euro Borrower and the other Euro Guarantors shall immediately become due and payable by each Euro Guarantor for the purposes of this Guarantee.

(c)           The US Borrower hereby unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Eurocurrency Loans, and the full and punctual payment of all other Obligations payable by the Euro Borrower or any Euro Guarantor under the Loan Documents. Upon failure by the Euro Borrower or any Euro Guarantor to pay punctually any such amount, the US Borrower shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents. This Guarantee is a guaranty of payment and not of collection. The Lenders shall not be required to exhaust any right or remedy or take any action against the Euro Borrower, the Guarantors, or any other Person or any Collateral. The US Borrower agrees that, as between the US Borrower and the Lenders, the Obligations of the Euro Borrower and the Euro Guarantors may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Euro Borrower and that in the event of a declaration or attempted declaration, the Obligations of the Euro Borrower and the Euro Guarantors shall immediately become due and payable by the US Borrower for the purposes of this Guarantee.

Section 9.02           Guarantee Unconditional  The obligations of each of the Guarantors and the US Borrower under this Article IX shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)           any extension, renewal, settlement, compromise, waiver or release in respect of any Obligation of either of the Borrowers or any other Guarantor under the Loan Documents, by operation of law or otherwise;

(b)           any modification, amendment or waiver of or supplement to the Loan Documents;

(c)           any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of either of the Borrowers or any other Guarantor under the Loan Documents;

(d)           any change in the corporate existence, structure or ownership of the either of the Borrowers or any other Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting either of the Borrowers, any other Guarantor or their respective assets or any resulting release or discharge of any obligation of either of the Borrowers or any other Guarantor contained in the Loan Documents;

(e)           the existence of any claim, set-off or other rights which the Guarantor may have at any time against either of the Borrowers, any other Guarantor, any of the Administrative Agents, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)            any invalidity or unenforceability relating to or against either of the Borrowers or any other Guarantor for any reason of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by either of the Borrowers or any other

Guarantor of the principal of or interest on any Loan or any other amount payable by either of the Borrowers or any other Guarantor under the Loan Documents; or

(g)           any other act or omission or delay of any kind by either of the Borrowers, any other Guarantor, the Administrative Agents, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder.

Furthermore, notwithstanding that the Borrowers may not be obligated to the Administrative Agents and/or the Lenders for interest and/or attorneys’ fees and expenses on, or in connection with, any Obligations from and after the Petition Date (as hereinafter defined) as a result of the provisions of the federal bankruptcy law or otherwise, Obligations for which the Guarantors shall be obligated shall include interest accruing on the Obligations at the Default Rate from and after the date on which such Borrower files for protection under the federal bankruptcy laws or from and after the date on which an involuntary proceeding is filed against such Borrower under the federal bankruptcy laws (herein collectively referred to as the “Petition Date”) and all reasonable attorneys’ fees and expenses incurred by the Administrative Agent and the Lenders from and after the Petition Date in connection with the Obligations.

Section 9.03           Discharge Only upon Payment in Full; Reinstatement In Certain Circumstances  The obligations of each of the Guarantors and the US Borrower under this Article IX shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans and all other amounts payable by the Obligors under the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Obligors under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, the obligations of each of the Guarantors and the US Borrower under this Article IX with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time. The US Guarantors under Section 9.01(a)(i) jointly and severally agree to indemnify each Euro Revolving Credit Lender and each Euro Term Lender, the US Guarantors under Section 9.01(a)(ii) jointly and severally agree to indemnify each Revolving Credit Lender and each Term Lender and the Euro Guarantors jointly and severally agree to indemnify each Euro Revolving Credit Lender and each Euro Term Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Lender.

Section 9.04           Waiver by Each Guarantor  Each Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand, protest notice of acceleration or the intent to accelerate and any other notice not provided for in this Article IX, as well as any requirement that at any time any action be taken by any Person against the Borrowers or any other Guarantor or any other Person.

Section 9.05           Subrogation  Each US Guarantor under Section 9.01(a)(ii) shall be subrogated to all rights of the Revolving Credit Lenders and the Term Lenders, the Administrative Agent and the holders of the Revolving Credit Loans and the Term Loans against the US Borrower in respect of any amounts paid by such US Guarantor pursuant to the provisions of this Article IX, and each of the US Guarantors under Section 9.01(a)(i), the Euro Guarantors and the US Borrower shall be subrogated to all rights of the Euro Revolving Credit Lenders and the Euro Term Lenders, the Euro Administrative Agent and the holders of the Euro Revolving Loans and the Euro Term Loans against the Euro Borrower; provided that such Guarantor or the US Borrower, as applicable, shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of and interest on the Loans and all other sums at any time payable by the Borrowers under the Loan Documents shall have been paid in full. If any amount is paid to any Guarantor or the US Borrower, as applicable, on account of subrogation rights under these Guarantees at any time when all the Obligations have not been indefeasibly paid in full, the amount shall be held in trust for the benefit of the Revolving Credit Lenders, the Term Lenders, the Euro Revolving Credit Lenders or the Euro Term Lenders, as applicable, and shall be promptly paid to the Administrative Agents to be credited and applied to the Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement.

Section 9.06           Stay of Acceleration  (a) If acceleration of the time for payment of any amount payable by any Obligor under the Loan Documents is stayed upon insolvency, bankruptcy or reorganization of the US Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by each US Guarantor under Section 9.01(a)(ii) for its respective Obligations as described in this Article IX promptly following demand by either of the Administrative Agent made at the request of the requisite proportion of the Lenders specified in Article X of this Agreement.

(b)           If acceleration of the time for payment of any amount payable by any Obligor under the Loan Documents is stayed upon insolvency, bankruptcy or reorganization of the Euro Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by each US Guarantor under Section 9.01(a)(i), each Euro Guarantor and the US Borrower hereunder for its respective Obligations as described in this Article IX promptly following demand by either of the Euro Administrative Agent made at the request of the requisite proportion of the Lenders specified in Article X of this Agreement.

Section 9.07           Limit of Liability  Notwithstanding any other provision of this Article IX, the obligations of each of the Guarantors and the US Borrower under this Article IX shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

Section 9.08           Release upon Sale  Upon any sale of any Guarantor permitted by this Agreement, and, if required hereunder, payment to the Administrative Agents, as applicable, for the pro rata benefit of the applicable Lenders, of the proceeds of such sale, such Guarantor shall (a) be released from its obligations as a Guarantor hereunder, (b) all Liens, if any, securing such Guarantee shall automatically be terminated and released and (c) the Administrative Agent will, at the expense of said Guarantor, execute and deliver such documents as are reasonably necessary to evidence said releases and terminations, following written request from the applicable Borrower and receipt by the Administrative Agents of a certificate from the applicable Borrower certifying no Default or Event of Default exists.

Section 9.09           Benefit to Guarantor  Each Guarantor acknowledges that the Loans made to the Borrowers may be, in part, re-loaned to, or used for the benefit of, such Guarantor and its Affiliates, that each Guarantor, because of the utilization of the proceeds of the Loans, will receive a direct benefit from the Loans and that, without the Loans, such Guarantor would not be able to continue its operations and carry on its business as presently conducted.

Section 9.10           Jurisdiction Specific Provisions  The provisions of this Article IX are subject to the limitations contained in the jurisdiction specific provisions contained in Schedule 9.10 attached hereto.

ARTICLE X

Miscellaneous

Section 10.01         Notices  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the US Borrower or the Euro Borrower, to:

5405 Spine Road

Boulder, Colorado  80301

Attention:  Chief Financial Officer

Telecopy No.: (303) 604-1897

Telephone No.: (303) 655-5700

with a copy to:

Holme Roberts & Owen LLP

1700 Lincoln Street, Suite 4100

Denver, Colorado  80203

Attention:  Paul G. Thompson

Telecopy No.:  (303) 866-0200

Telephone No.:  (303) 861-7000

(ii)           if to a Guarantor, to it in care of the US Borrower;

(iii)          if to the Administrative Agent  to

JP Morgan Loan Services

JPMorgan Chase Bank, N.A.

Loan and Agency Service Group

10 South Dearborn, 7th Floor

Chicago, Illinois 60603

Telecopy No.:  (312) 385-7102

Telephone No.:  (312) 732-2009

with a copy to:

JPMorgan Chase Bank, N.A.

1125 17th Street, Suite 300

Denver, Colorado  80202

Attention:  Brennon J. Crist

Telecopy No.: (303) 244-3351

Telephone No.: (303) 244-3220

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention:  Thomas J. Perich

Telecopy No.:  713-220-4285

Telephone No.: 713-220-4268

(iv)          If to the Euro Administrative Agent:

J.P. Morgan Europe Limited

125 London Wall

London

England EC2Y 5AJ

Telecopy No:  44 207 777 2360

Telephone No.:  44 207 777 2352/2355

Attn:  Agency

(v)           if to the Issuing Lender, to

JP Morgan Loan Services

JPMorgan Chase Bank, N.A.

Loan and Agency Service Group

10 South Dearborn, 7th Floor

Chicago, Illinois 60603

Telecopy No.:  (312) 385-7102

Telephone No.:  (312) 732-2009

with a copy to:

JPMorgan Chase Bank, N.A.

1125 17th Street, Suite 300

Denver, Colorado  80202

Attention:  Brennon J. Crist

Telecopy No.: (303) 244-3351

Telephone No.: (303) 244-3220

(vi)          if to the Swingline Lender, to

JP Morgan Loan Services

JPMorgan Chase Bank, N.A.

Loan and Agency Service Group

10 South Dearborn, 7th Floor

Chicago, Illinois 60603

Telecopy No.:  (312) 385-7102

Telephone No.:  (312) 732-2009

with a copy to:

JPMorgan Chase Bank, N.A.

1125 17th Street, Suite 300

Denver, Colorado  80202

Attention:  Brennon J. Crist

Telecopy No.: (303) 244-3351

Telephone No.: (303) 244-3220

(vii)         if to the Euro Issuing Lender to:

J. P. Morgan Europe Limited

125 London Wall

London

EC2Y 5AJ

England

Telecopy No.:  (44) 207 777 2360

Telephone No.: (44) 207 777 2352/2355

Attn:  Agency Department

with a copy to:

Global Trade Solutions

1 Chaseside (DB01-0365)

Bournemouth, BH 7 7DA

Attn:  Fiona Hallam

Telecopy No.:  (44) 1202 343730

Telephone No.: (44) 1202 347744

(viii)        if to the Euro Swingline Lender to:

J. P. Morgan Europe Limited

125 London Wall

London

EC2Y 5AJ

England

Telecopy No.:  (44) 207 777 2360

Telephone No.: (44) 207 777 2352/2355

Attn:  Agency Department

(ix)           if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent or the Euro Administrative Agent, as applicable; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent or the Euro Administrative Agent, as applicable, and the applicable Lender. Each of the Administrative Agents or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02         Waivers; Amendments  (a) No failure or delay by the Administrative Agent, the Euro Administrative Agent, the Issuing Lender, the Euro Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Euro Administrative Agent, the Issuing Lender, the Euro Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit or Euro Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Euro Administrative Agent, any Lender, the Issuing Lender or the Euro Issuing Lender may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase  the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, or LC Disbursement or the Euro LC Disbursement or reduce the rate of interest thereon (including any agreement to amend or modify the definition of Leverage Ratio that would have the effect of reducing such rate of interest), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, LC Disbursement or Euro LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.02 (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the  written consent of each Lender, (vi) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, provided, that nothing herein shall prohibit the Administrative Agents from releasing any Collateral, or require the consent of the other Lenders for such release, in respect of items sold, leased, conveyed or otherwise disposed to the extent such sale, lease, conveyance or other disposition is permitted or not prohibited hereunder, or (vii) release all or substantially all of the Guarantees (other than in connection with any transaction permitted or not prohibited hereunder), without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Euro Administrative Agent, the Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agents, the Issuing Lender or the Swingline Lender, as applicable.

Section 10.03         Expenses; Indemnity; Damage Waiver  (a) The US Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (other than the Euro Administrative Agent, any Euro Revolving Credit Lender, any Euro Term Lender, the Euro Issuing Lender or the Euro Swingline Lender), including the reasonable fees, charges and disbursements of counsel and consultants for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, due diligence undertaken by the Administrative Agent with respect to the financing contemplated by this Agreement, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender, any Revolving Credit Lender, Term Lender, including the fees, charges and disbursements of one primary law firm as counsel, local counsel as needed and consultants for the Administrative Agent, the Issuing Lender or any Revolving Credit Lender or Term Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Revolving Credit Loans and Term Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. The Euro Borrower shall pay (x) all reasonable out-of-pocket expenses incurred by the Euro Administrative Agent and its Affiliates (other than the Administrative Agent, the Arranger, the Issuing Lender or any Revolving Credit Lender, Term Lender or Swingline Lender), including the reasonable fees, charges and disbursements of counsel and consultants for the Euro Administrative Agent, in connection with the syndication of the credit facilities provided for herein, due diligence undertaken by the Euro Administrative Agent with respect to the financing contemplated by this Agreement, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (y) all reasonable out-of-pocket expenses incurred by the Euro Issuing Lender in connection with the issuance, amendment, renewal or extension of any Euro Letter of Credit or any demand for payment therefor and (z) all reasonable out-of-pocket expenses incurred by the Euro Administrative Agent, the Euro Issuing Lender, any Euro Revolving Credit Lender or any Euro Term Lender, including the fees, charges and disbursements of one primary law firm as counsel, local counsel as needed and consultants for the Euro Administrative Agent, the Euro Issuing Lender, the Euro Revolving Credit Lenders or the Euro Term Lenders, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Euro Revolving Loans or the Euro Term Loans made or Euro Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Euro Letters of Credit.

(b)           (i)  The US Borrower shall indemnify the Administrative Agent, the Issuing Lender and each Revolving Credit Lender and Term Lender, and each Related Party (other than the Euro Administrative Agent, any Euro Revolving Credit Lender or any Euro Term Lender) of any of the foregoing Persons (each such Person being called an “US Indemnitee”) against, and hold each US Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any US Indemnitee, incurred by or asserted against any US Indemnitee arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement, any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (B) any Loan made or Letter of Credit issued by any Revolving Credit Lender or Term Lender or the Issuing Lender, as applicable, or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (C) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the US Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the US Borrower or any of its Subsidiaries, or (D) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any US Indemnitee is a party thereto; and whether or not caused by the ordinary, sole or contributory negligence of any Indemnitee, provided further that such indemnity shall not, as to any US Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such US Indemnitee. It is agreed by the parties hereto that the indemnity obligations of the US Borrower under the Commitment Letter are superseded to the extent described in this Agreement.

(ii)           The Euro Borrower shall indemnify the Euro Administrative Agent, the Euro Issuing Lender, each Euro Revolving Credit Lender and each Euro Term Lender and each Related Party (other than the Administrative Agent, the Arranger, the Issuing Lender or any Revolving Credit Lender, Term Lender or Swingline Lender) of any of the foregoing Persons (each such Person being called an “Euro Indemnitee”) against, and hold each Euro Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Euro Indemnitee, incurred by or asserted against any Euro Indemnitee arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement, any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (B) any Loan made or Euro Letter of Credit issued by any Euro Revolving Credit Lender or any Euro Term Lender or the Euro Issuing Lender or the use of the proceeds therefrom (including any refusal by the Euro Issuing Lender to honor a demand for payment under a Euro Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Euro Letter of Credit), (C) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Euro Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Euro Borrower or any of its Subsidiaries, or (D) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Euro Indemnitee is a party thereto; and whether or not caused by the ordinary, sole or contributory negligence of any Indemnitee, provided further that such indemnity shall not, as to any Euro Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Euro Indemnitee.

(c)           (i)  To the extent that the US Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Revolving Credit Lender and Term Lender severally agrees to pay to the Administrative Agent, the Issuing Lender or the Swingline Lender, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent, the Issuing Lender or the Swingline Lender in its capacity as such. For purposes hereof, a Revolving Credit Lender’s or a Term Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposure, outstanding Term Loans, and unused Commitments at the time.

(ii)           To the extent that the Euro Borrower fails to pay any amount required to be paid by it to the Euro Administrative Agent, the Euro Issuing Lender or the Euro Swingline Lender under paragraph (a) or (b) of this Section, each Euro Revolving Credit Lender and Euro Term Lender severally agrees to pay to the Euro Administrative Agent, the Euro Issuing Lender or the Euro Swingline Lender, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Euro Administrative Agent, the Euro Issuing Lender or the Euro Swingline Lender in its capacity as such. For purposes hereof, a Euro Revolving Credit Lender’s or a Euro Term Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Euro Revolving Credit Exposure, outstanding Euro Term Loans, and unused Commitments at the time.

(d)           To the extent permitted by applicable Law, each Obligor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, Letter of Credit or Euro Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable no later than ten (10) Business Days from demand therefor.

Section 10.04         Successors and Assigns   (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender or the Euro Issuing Lender that issues any Letter of Credit or Euro Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void), except pursuant to a merger in accordance with Section 6.03; (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section; and (iii) no Eurocurrency Lender may assign or otherwise transfer its rights or obligations hereunder to any natural person. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender or the Euro Issuing Lender that issues any Letter of Credit or Euro Letter of Credit), Indemnitees, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the Issuing Lender, the Euro Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the US Borrower, provided that no consent of the US Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund or, if any Event of Default has occurred and is continuing, any other assignee; and

(B)           the Administrative Agent, the Issuing Lender and the Swingline Lender, provided that no such consent shall be required for an assignment of (x) any Revolving Loan Commitment to an assignee that is a Lender with a Revolving Loan Commitment immediately prior to giving effect to such assignment (y) any Euro Revolving Loan Commitment to an assignee that is a Lender with a Euro Revolving Loan Commitment immediately prior to giving effect to such assignment or (z) all or any portion of a Term Loan or a Euro Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or €5,000,000 in the case of a Eurocurrency Loan) and after giving affect to such assignment, the assigning Lender Commitment or Loans shall not be less than $5,000,000 (or €5,000,000 in the case of a Eurocurrency Loan) unless each of the US Borrower and the Administrative Agent otherwise consent, provided that no such consent of the US Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee shall not be payable by or due or owing from any Obligor);

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Guarantors and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)           no assignment shall be made that results in an increase to the Mandatory Cost or increased liability of any Obligor under Section 2.15 or Section 2.17.

Section 10.04 (b) (ii) (C) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans.

For the purposes of this Section 10.04(b), “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is owned, administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          Each of the Administrative Agent, acting for this purpose as an agent of the US Borrower, and the Euro Administrative Agent, acting for this purpose as an agent of the Euro Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans, LC Disbursements and Euro LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agents, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower, each of the Administrative Agents, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register and, with respect to the assignment of any Euro Term Loan or any Euro Revolving Loan, shall notify the Euro Administrative Agent thereof. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)  Any Lender may, without the consent of the Borrowers, the Administrative Agents, the Issuing Lender, the Euro Issuing Lender, the Euro Swingline Lender or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agents, the Issuing Lender, the Euro Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Participant shall be entitled to the benefits and subject to the limitations of Section 2.15, Section 2.16, and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18 (c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.15, Section 2.16, or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the US Borrower’s prior written consent (which consent expressly acknowledges any additional obligations of the Borrowers in respect of Indemnified Taxes or Other Taxes). A Participant shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05         Survival  All covenants, agreements, representations and warranties made by any of the Borrowers and Guarantors herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit and Euro Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender, the Euro Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit or Euro Letter of

Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit, the Euro Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06         Counterparts; Integration; Effectiveness  This Agreement may be executed in counterparts and may be delivered in original or facsimile form (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07         Severability  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08         Right of Setoff  (a)  Each Revolving Credit Lender, Term Lender, and Swingline Lender and the Issuing Lender and each of its Affiliates (other than any Euro Revolving Credit Lender, any Euro Term Lender, the Euro Administrative Agent, the Euro Issuing Lender or the Euro Swingline Lender) is hereby authorized at any time that an Event of Default shall have occurred and is continuing and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the US Borrower or any US Guarantor under Section 9.01(a)(ii) against any and all of the obligations of the US Borrower and each such US Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each such Lender under paragraph (a) of this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(b)           Each Eurocurrency Lender and each of its Affiliates (other than the Administrative Agent, the Arranger, the Issuing Lender or any Revolving Credit Lender, Term Lender or Swingline Lender) is hereby authorized at any time that an Event of Default shall have occurred and is continuing and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Euro Borrower or any Euro Guarantor against any and all of the obligations of the Euro Borrower and each Euro Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each such Lender under paragraph (b) of this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(c)           Notwithstanding the foregoing, JPMorgan Chase Bank, National Association, London Branch, in its capacity as escrow agent under the escrow agreement entered into pursuant to the Acquisition Agreement shall have no right to set off and apply any deposits and other obligations at any time owing by it to or for the credit or account of any Obligor under such escrow agreement against any of the obligations of such Obligor hereunder.

Section 10.09         Governing Law; Jurisdiction; Consent to Service of Process

(a)           This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           EACH OF THE BORROWERS AND GUARANTORS HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENTS, THE ISSUING LENDER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE ANY OF THE BORROWERS OR GUARANTORS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10         WAIVER OF JURY TRIAL  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11         Headings  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12         Confidentiality.  Each of the Administrative Agents, the Issuing Lender, the Euro Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that in the case of Information required to be disclosed by a Person pursuant to a subpoena or similar legal process, such Person shall use reasonable efforts to provide the US Borrower with prior notice of such required disclosure and the opportunity to obtain a protective order in respect thereof if no conflict exists with such Peron’s governmental, regulatory or legal requirements), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations under the Loan Documents, (g) with the consent of the US Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agents, the Issuing Lender or any Lender on a nonconfidential basis from a source other than any Borrower or any of its respective Subsidiaries. For the purposes of this Section, “Information” means all information received from any Borrower or any of its respective Subsidiaries relating to any Borrower, any such Subsidiary or its respective business, other than any such information that is available to the Administrative Agents, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by such Borrower or such Subsidiary, as applicable; provided that, in the case of information received from such Borrower or such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(a)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE US BORROWER AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND GUARANTORS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENTS THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

(c)           Notwithstanding the provisions of Section 10.12(a), or any other provision of this Agreement or any Loan Document, each of the Administrative Agents, the Issuing Lender, the Euro Issuing Lender, the Lenders and the Obligors may disclose to any and all Persons general information that is relevant in order to understand the tax treatment and tax structure of the transactions contemplated by this Agreement or any Loan Document. For the avoidance of doubt, the preceding sentence does not allow for the disclosure of any specific information that is not otherwise discloseable by reason of Section 10.12(a) and that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement, such as (i) the specific identity of the Borrowers or any of its current or future Affiliates or (ii) any specific pricing terms or any other specific nonpublic business or financial information. For purposes of this Section 10.12(c), the terms “tax treatment” and “tax structure” shall have the meaning provided by Treasury Regulation Section 1.6011-4.

Section 10.13         Interest Rate Limitation  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or reimbursement obligation, together with all fees, charges and other amounts that are treated as interest on such Loan or reimbursement obligation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or reimbursement obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or reimbursement obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or reimbursement obligation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans, reimbursement obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender.

Section 10.14         USA Patriot Act  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

Section 10.15         Joint and Several Liability; Limitation.  Except as otherwise expressly provided herein, the Obligations of the Obligors hereunder and under the Loan Documents for payment obligations with respect to the Loans shall be several and not joint. Notwithstanding anything to the contrary herein or under any Loan Documents, no Foreign Subsidiary or Domestic Subsidiary the assets of which are all or substantially all comprised of stock or securities in one or more Foreign Subsidiaries shall have any liability whatsoever in respect of any Obligations of the US Borrower or any Domestic Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

US BORROWER:	DYNAMIC MATERIALS CORPORATION, a
Delaware corporation

	By	: /s/ Richard A. Santa
	Name:	Richard A. Santa
	Title:	Chief Financial Officer

EURO BORROWER:	DYNAMIC MATERIALS LUXEMBOURG
2 S.Â R.L.

	By	: /s/ Richard A. Santa
	Name:	Richard A. Santa
	Title:	Chief Financial Officer

EURO GUARANTOR:	DYNAMIC MATERIALS LUXEMBOURG
1 S.Â R.L.

	By	: /s/ Richard A. Santa
	Name:	Richard A. Santa
	Title:	Chief Financial Officer

EURO GUARANTOR:	BLITZ F07-DREIHUNDERT-VIERZEHN GMBH
(IN THE FUTURE: DYNAENERGETICS
HOLDING GMBH)

	By	: /s/ Christian Becker
	Name:	Christian Becker
	Title:	Managing Director

ADMINISTRATIVE AGENT,	JPMORGAN CHASE BANK, N.A.
ISSUING BANK, SWINGLINE
LENDER AND LENDER:
	By	: /s/ Brennon J. Crist
	Name:	Brennon J. Crist
	Title:	Vice President

EURO ADMINISTRATIVE AGENT,		J.P. MORGAN EUROPE LIMITED
EURO ISSUING BANK, EURO
SWINGLINE LENDER AND LENDER:
	By	: /s/ Kathryn Jepson
	Name:	Kathryn Jepson
	Title:	Vice President

SOLE BOOKRUNNER,	JPMORGAN SECURITIES INC.
AND LEAD ARRANGER:
	By	: /s/ Keith Winzenried
	Name:	Keith Winzenried
	Title:	Executive Director

LENDER:	BANK OF AMERICA, N.A.

	By	: /s/ David R. Barney
	Name:	David R. Barney
	Title:	Senior Vice President

LENDER:	BANK OF THE WEST

	By	: /s/ Mark Francis
	Name:	Mark Francis
	Title:	Senior Portfolio Manager

LENDER:	KEY BANK NATIONAL ASSOCIATION

	By	: /s/ Michelle Bushey
	Name:	Michelle Bushey
	Title:	Senior Vice President

LENDER:	U.S. BANK, N.A.

	By	: /s/ Gregory J. Blanchard
	Name:	Gregory J. Blanchard
	Title:	Vice President

LENDER:	VECTRA BANK COLORADO,
NATIONAL ASSOCIATION

	By	: /s/ Bradley D. Elliot
	Name:	Bradley D. Elliot
	Title:	Assistant Vice President

LENDER:	WELLS FARGO BANK, NATIONAL
ASSOCIATION

	By	: /s/ Kenneth D. Brown
	Name:	Kenneth D. Brown
	Title:	Vice President